Filed pursuant to Rule 424(b)(5)
Reg. No. 333-141425-02

The registrant is updating the "Calculation of Registration Fee" table set forth in the Registration Statement on Form S-3 (Registration No. 333-141425-2) to indicate the $40,000,000 aggregate offering price of securities offered hereby and the filing fee of $1,228, calculated in accordance with Rule 457(r). This filing fee is offset by amounts previously paid with respect to unsold securities ($2,943) that were registered under the Registration Statement on Form S-3 (Registration No. 333-126456) initially filed with the Securities and Exchange Commission on July 7, 2005. Accordingly, no filing fee is paid herewith.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 20, 2007)

$40,000,000

Western Massachusetts

Electric Company

6.70% Senior Notes, Series D, Due 2037

Interest payable on February 15 and August 15

The Series D Notes will mature on August 15, 2037. We may redeem some or all of the Series D Notes at our option in the manner and at the redemption price which we describe under “Description of the Series D Notes—Optional Redemption” beginning on page S-12 of this prospectus supplement. There is no sinking fund provision for the Series D Notes.

The Series D Notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

Investing in the Series D Notes involves risks. See “ Risk Factors” beginning on page S-4 of this prospectus supplement.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds (Before Expenses) to Company
Per Series D Note	99.527%	0.875%	98.652%
Total	$39,810,800	$350,000	$39,460,800

(1)	Plus accrued interest, if any, from the date of original issuance.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series D Notes to purchasers only in book-entry form through the facilities of The Depository Trust Company in New York, New York on or about August 17, 2007.

Sole Book-Running Manager

WACHOVIA SECURITIES

TD Securities	Wells Fargo Securities

August 14, 2007

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the Series D Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of our offering of the Series D Notes and also adds to and updates information contained in the accompanying prospectus and the documents relating to us incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which contains a general description of our senior unsecured notes (WMECO Notes). To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus on the other hand, the information contained or incorporated by reference in this prospectus supplement shall control.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed jointly with our parent, Northeast Utilities, and two of our affiliates with the Securities and Exchange Commission (Commission) using a “shelf” registration process as a “well-known seasoned issuer.” Under the shelf registration process, we may, from time to time, issue and sell to the public WMECO Notes described in the accompanying prospectus up to an indeterminate amount, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of the Series D Notes and this offering.

In this prospectus supplement, “we,” “our,” “ours,” and “us” refer to Western Massachusetts Electric Company, unless the context otherwise requires.

DOCUMENTS INCORPORATED BY REFERENCE

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the Exchange Act) and, therefore, we are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. Our filings are available to the public on the Internet at the Commission’s home page at http://www.sec.gov. You may also read and copy any document at the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004. Call the Commission at 1-800-SEC-0330 for more information about the public reference room and how to request documents. You can find additional information about us at our parent company’s website: http://www.nu.com. The information on this website is not a part of this prospectus supplement or the accompanying prospectus.

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Later information that we file with the Commission will automatically update and supersede this information. We are only incorporating the information that relates to us. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed, until we sell all of the Series D Notes:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007; and

•	Our Current Report on Form 8-K filed March 14, 2007.

We will provide to each person, including any beneficial owner of the Series D Notes to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

Patricia C. Cosgel

Assistant Treasurer—Finance

Western Massachusetts Electric Company

c/o Northeast Utilities Service Company

107 Selden Street

Berlin, Connecticut 06037

(860) 665-5058

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

We make statements in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference that are statements concerning our expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act). Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. In connection with the safe harbor provisions of the Reform Act, we are herein filing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by us or on our behalf. Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events, performance or growth (often, but not always, through the use of words or phrases such as estimate, expect, anticipate, intend, plan, believe, forecast, should, could and similar expressions) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause our actual results to differ materially from those contained in forward-looking statements made by us or on our behalf.

Some important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, actions by local, state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, changes in levels and timing of capital expenditures, developments in legal or public policy doctrines, technological developments, changes in accounting standards and financial reporting regulations, actions of rating agencies, subsequent recognition, derecognition and measurement of tax positions and other presently unknown or unforeseen factors. Other risk factors are detailed under “Risk Factors” below and from time to time in reports we file with the Commission.

All such factors are difficult to predict, contain uncertainties which may materially affect actual results and are beyond our control. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by federal securities laws, we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

WESTERN MASSACHUSETTS ELECTRIC COMPANY

We are a Massachusetts corporation organized in 1886 and a wholly-owned subsidiary of Northeast Utilities (NU), a public utility holding company registered with the Federal Energy Regulatory Commission (FERC). We are an electric utility engaged in the purchase, transmission, distribution and sale of electricity at retail for residential, commercial, industrial and municipal purposes to approximately 210,000 retail customers in 59 cities and towns in Massachusetts. We have a wholly-owned subsidiary, WMECO Funding, LLC, which was organized to facilitate the issuance of rate reduction bonds. Our principal executive offices are located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105 and our telephone number is (413) 785-5871.

RISK FACTORS

You should carefully consider the risks described below, in addition to the matters set forth under “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995” above, before making an investment decision. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently deem immaterial. In assessing the risks described below, you should also refer to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes and Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2006 , and our quarterly report on Form 10-Q for the quarter ended June 30, 2007, in each case filed with the Commission, which are incorporated by reference herein (Incorporated Risk Factors), before deciding to purchase any Series D Notes. The factors described below must be read in conjunction with the Incorporated Risk Factors and are qualified in their entirety by reference thereto.

The Infrastructure of Our Transmission and Distribution System May Not Operate as Expected, and Could Require Additional Unplanned Expense Which Would Adversely Affect Our Earnings.

Our ability to manage operational risk with respect to our transmission and distribution systems is critical to the financial performance of our business. Our transmission and distribution businesses face several operational risks, including the breakdown or failure of or damage to equipment or processes (especially due to age), accidents and labor disputes. The failure of our transmission and distribution systems to operate as planned may result in increased capital investments, reduced earnings or unplanned increases in expenses, including higher maintenance costs.

Increases in Electric and Gas Prices and Focus on Conservation and Self-generation by Customers and Changes in Legislative and Regulatory Policy May Adversely Impact Us.

The nation’s economy has been affected by the recent significant increases in energy prices, particularly fossil fuels. The impact of these increases has led to increased electricity and natural gas prices for our customers, which has increased the focus on conservation, energy efficiency and self-generation on the part of customers and on legislative and regulatory policies. This focus on conservation, energy efficiency and self-generation may result in a decline in electricity sales in our service territory. If any such declines were to occur without corresponding adjustments in rates, then our revenues would be reduced and our future growth prospects would be limited.

In addition, Massachusetts has announced policies aimed at increased energy efficiency and conservation. In connection with such policies, Massachusetts has opened proceedings to investigate revenue decoupling as a mechanism to align the interests of customers and utilities relative to decoupling. We are unable to predict what mechanisms will ultimately be adopted and their impact on us.

Changes in Regulatory or Legislative Policy Could Jeopardize Our Full Recovery of Costs Incurred by Our Distribution Business.

Under state law, we are entitled to charge rates that are sufficient to allow us an opportunity to recover our reasonable operation and capital costs, to attract needed capital and maintain our financial integrity, while also protecting relevant public interests. We prepare and submit periodic rate filings with the Massachusetts Department of Public Utilities (DPU, formerly, the Department of Telecommunications and Energy) for review and approval. There is no assurance that the DPU will approve the recovery of all costs we prudently incur, such as for operation and maintenance, construction, as well as a return on investment on our regulated assets. Increases in these costs, coupled with increases in fuel and energy prices, could lead to consumer or regulatory resistance to the timely recovery of such prudently incurred costs, thereby adversely affecting our business and results of operations.

In addition, we procure energy for a substantial portion of our customers via periodic requests for proposals on an annual, semi-annual or quarterly basis. We receive approvals of recovery of these contract prices from the DPU. While the DPU has consistently approved solicitation processes, results and recovery of costs, management cannot predict the outcome of future solicitation efforts or the regulatory proceedings related thereto.

Changes in Regulatory or Legislative Policy, Difficulties in obtaining Siting, Design or other Approvals, Global Demand for Critical Resources, or Environmental or Other Concerns, or Construction of New Generation May Delay Completion of or Displace Our Transmission Projects or Adversely Affect Our Ability to Recover Our Investments or Result in Lower than Expected Rates of Return.

The successful implementation of our transmission construction plans is subject to the risk that new legislation, regulations or judicial or regulatory interpretations of applicable law or regulations could impact our ability to meet our construction schedule and/or require us to incur additional expenses, and may adversely affect our ability to achieve forecast levels of revenues. In addition, difficulties in obtaining required approvals for construction, or increased cost of and difficulty in obtaining critical resources as a result of global or domestic demand for such resources could cause delays in our construction schedule and may adversely affect our ability to achieve forecasted earnings.

The regulatory approval process for our planned transmission projects encompasses an extensive permitting, design and technical approval process. Various factors could result in increased cost estimates and delayed construction. These include environmental and community concerns and design and siting issues. Recoverability of all such investments in rates may be subject to prudence review at the FERC at the time such projects are placed in service. While we believe that all such expenses have been and will be prudently incurred, we cannot predict the outcome of future reviews should they occur.

In addition, to the extent that new generation facilities are proposed or built to address the region’s energy needs, the need for our planned transmission projects may be delayed or displaced, which could result in reduced transmission capital investments, reduced earnings, and limit future growth prospects.

The FERC has followed a policy of providing incentives designed to encourage the construction of new transmission facilities, including higher returns on equity and allowing facilities under construction to be placed in rate base before completion. Our projected earnings and growth could be adversely affected were FERC to reduce these incentives in the future below the level presently anticipated.

Changes in Regulatory and/or Legislative Policy Could Negatively Impact Regional Transmission Cost Allocation Rules.

The existing New England Transmission Tariff allocates the costs of transmission investment that provide regional benefits to all customers in New England. As new investment in regional transmission infrastructure occurs in any one state, there is a sharing of these regional costs across all of New England. This regional cost allocation is contractually agreed to remain in place until 2010 by the Transmission Operations Agreement signed by all of the New England transmission owning utilities but can be changed with the approval of a majority of the transmission owning utilities thereafter. Post 2010, certain changes to the terms of the Transmission Operations Agreement could have adverse effects on our distribution business rates. Our management is working to retain the existing regional cost allocation treatment but cannot predict the actions of the states or utilities in the region.

The Loss of Key Personnel or the Inability to Hire and Retain Qualified Employees Could Have an Adverse Effect on Our Business, Financial Condition and Results of Operations.

Our operations depend on the continued efforts of our employees. Retaining key employees and maintaining the ability to attract new employees are important to both our operational and financial performance. We cannot guarantee that any member of our management or any key employee will continue to serve in any capacity for any particular period of time. In addition, a significant portion of our workforce, including many workers with specialized skills maintaining and servicing the electrical infrastructure, will be eligible to retire over the next five to ten years. Such highly skilled individuals cannot be quickly replaced due to the technically complex work they perform. We are developing strategic workforce plans to identify key functions and proactively implement plans to assure a ready and qualified workforce.

Grid Disturbances, Severe Weather, or Acts of War or Terrorism Could Negatively Impact Our Business.

Because our transmission system is part of an interconnected regional grid, we face the risk of possible loss of business continuity due to a disruption or black-out caused by an event (severe storm, generator or transmission facility outage, or terrorist action) on an interconnected system or the actions of another utility. In addition, we are subject to the risk that acts of war or terrorism could negatively impact the operation of our system. Any such disruption could result in a significant decrease in revenues and significant additional costs to repair assets, which could have a material adverse impact on our financial condition and results of operations.

Severe weather, such as ice and snow storms, hurricanes and other natural disasters, may cause outages and property damage which may require us to incur additional costs that are generally not insured and that may not be recoverable from customers. The cost of repairing damage to our facilities and the potential disruption of our operations due to storms, natural disasters or other catastrophic events could be substantial. The effect of the failure of our facilities to operate as planned would be particularly burdensome during a peak demand period, such as during the hot summer months.

Costs of Compliance with Environmental Regulations May Increase and Have an Adverse Effect on Our Business and Results of Operations.

We are subject to extensive federal, state and local environmental statutes, rules and regulations which regulate, among other things, the management of hazardous and solid waste. Compliance with these requirements requires us to incur significant costs relating to environmental monitoring, maintenance and upgrading of facilities, remediation and permitting. The costs of compliance with these legal requirements may increase in the future. An increase in such costs, unless promptly recovered, could have an adverse impact on our business and results of operations, financial position and cash flows.

Any failure by us to comply with environmental laws and regulations, even if due to factors beyond our control, or reinterpretations of existing requirements, could also increase costs. Existing environmental laws and regulations may be revised or new laws and regulations seeking to protect the environment may be adopted or become applicable to us. Revised or additional laws could result in significant additional expense and operating restrictions on our facilities or increased compliance costs which may not be fully recoverable in our rates. The cost impact of any such legislation would be dependent upon the specific requirements adopted and cannot be determined at this time.

An Active Trading Market for the Series D Notes May Not Develop.

The Series D Notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange. In addition, there may be little or no secondary market for the Series D Notes. Even if a secondary market for the Series D Notes develops, the liquidity of the secondary market, and the market price quoted for the Series D Notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or the prospects for companies in our industry generally. In addition, any market-making activity by the underwriters will be subject to limits imposed by the Securities Act of 1933 (Securities Act), and the Exchange

Act. As a result, an active trading market for the Series D Notes may not develop. If no active trading market develops, you may not be able to resell your Series D Notes at their fair market value or at all.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Series D Notes after payment of underwriting discounts and commissions and expenses will be approximately $39.2 million. We will use the net proceeds of the offering (i) to refinance our outstanding short-term debt previously incurred in the ordinary course of business and borrowed from affiliates under our money pool arrangements to fund a deferred tax payment of approximately $33 million related to the sale of generation assets in 2000 and (ii) for general corporate purposes. As of June 30, 2007, we had approximately $67.8 million of short-term debt outstanding from affiliates under our money pool arrangements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

We have derived the selected historical consolidated financial information set forth below as of and for the years ended December 31, 2002, 2003, 2004, 2005 and 2006 from our annual financial statements. Our annual financial statements for each of such years have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. Our annual financial statements for the three-year period ended December 31, 2006, the accompanying notes and the report from Deloitte & Touche LLP are included in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference. We have derived the selected historical consolidated financial information set forth below as of and for the six months ended June 30, 2007 from our unaudited quarterly financial statements and accompanying notes, which are incorporated by reference herein. Such quarterly information is not necessarily indicative of the results that may be expected for the entire year.

The following material, which is presented in this prospectus supplement solely to furnish summary information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference.

	Six Months Ended June 30, 2007 (unaudited)	Year Ended December 31,
		2006	2005	2004	2003	2002
		(Dollar amounts in thousands)
Income Statement Data
Operating revenues	$241,921	$431,509	$409,393	$379,229	$391,178	$369,487
Operating expenses	214,172	391,536	369,119	344,765	353,544	310,726
Operating income	27,749	39,973	40,274	34,464	37,634	58,761
Net income	11,507	15,644	15,085	12,373	16,212	37,682

	As of June 30, 2007 (unaudited)	As of December 31,
		2006	2005	2004	2003	2002
		(Dollar amounts in thousands)
Balance Sheet Data
Total assets	$998,464	$988,693	$945,996	$922,472	$872,077	$853,646
Rate reduction bonds(1)	92,995	99,428	111,331	122,489	132,960	142,742
Long-term debt(2)	263,139	261,777	259,487	207,684	157,202	101,991
Common stockholder’s equity	229,320	218,966	179,336	164,472	152,003	157,960

(1)	Rate reduction bonds are non-recourse to us.
(2)	Does not include rate reduction bonds.

RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES

Our ratio of consolidated earnings to fixed charges for the six months ended June 30, 2007 and for each of the years ended December 31, 2002 through 2006 is as follows:

	Six Months Ended June 30, 2007 (unaudited)	Year Ended December 31,
		2006	2005	2004	2003	2002
Ratio of Consolidated Earnings to Fixed Charges(1)	2.77	2.17	2.24	2.18	2.95	3.86

(1)	For purposes of computing the ratios: (i) earnings consists of pretax income from continuing operations, fixed charges on debt (including rate reduction bonds), distributed income of equity investees and minority interests; and (ii) fixed charges consist of interest on long-term debt (including rate reduction bonds), amortized premiums, discounts and capitalized expenses related to indebtedness, the interest on short-term debt, the interest component of rental expenses and other interest.

CAPITALIZATION

The following table sets forth our debt and equity capitalization as of June 30, 2007 (i) on a historical basis and (ii) as adjusted to give effect to this offering of the Series D Notes and the application of estimated net proceeds as described under “Use of Proceeds.” You should read this table in conjunction with our selected historical consolidated financial information presented elsewhere in this prospectus supplement along with our consolidated financial statements and related notes incorporated by reference herein.

	June 30, 2007 Actual (thousands)%		June 30, 2007 As Adjusted (thousands)%
Capitalization:
Short-term debt	$67,800	12%	$28,600	5%
Long-term debt(1)	263,139	47%	303,139	54%
Common stockholder’s equity	229,320	41%	229,320	41%

Total Capitalization	$560,259	100%	$561,059	100%

(1)	Does not include rate reduction bonds.

DESCRIPTION OF THE SERIES D NOTES

The Series D Notes are a separate series of the WMECO Notes described in the accompanying prospectus and will be issued under the Fourth Supplemental Indenture, dated as of August 1, 2007, between us and The Bank of New York Trust Company, N.A. (as successor trustee to The Bank of New York), as trustee (the Series D Note Indenture), supplementing our Indenture with The Bank of New York dated as of September 1, 2003 (the Senior Note Indenture), described in the accompanying prospectus. You should read the accompanying prospectus for a detailed summary of additional provisions of the WMECO Notes, including the Series D Notes, and of the Senior Note Indenture. The description of the Series D Notes below supplements the description of the WMECO Notes contained in the accompanying prospectus. If the descriptions are inconsistent, this prospectus supplement controls. The following summary and the description set forth in the accompanying prospectus do not purport to be complete and are subject to, and qualified in their entirety by, all provisions of the Senior Note Indenture. Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus.

General

The Series D Notes will constitute the fourth series of our WMECO Notes issued under our Senior Note Indenture. Our 5.00% Senior Notes, Series A, Due 2013 in the aggregate principal amount of $55,000,000 constituted the first series of WMECO Notes issued under our Senior Note Indenture and were issued September 30, 2003; our 5.90% Senior Notes, Series B, Due 2034 in the aggregate principal amount of $50,000,000, which were issued on September 23, 2004, constituted the second series of WMECO Notes; and our 5.24% Senior Notes, Series C, Due 2015, in the aggregate principal amount of $50,000,000, which were issued on August 11, 2005, constituted the third series of WMECO Notes. The Senior Note Indenture does not limit the amount of WMECO Notes that we may issue.

The Series D Notes are initially being offered in the aggregate principal amount of $40,000,000. We may, without the consent of the holders of the Series D Notes, create and issue additional notes ranking equally with the Series D Notes in all respects, including having the same CUSIP number, so that such additional notes shall be consolidated and form a single series with the Series D Notes and shall have the same terms as to status, redemption or otherwise as the Series D Notes. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the Series D Notes. The Series D Notes will mature on August 15, 2037. The Series D Notes are not entitled to the benefit of any sinking fund, and may be redeemed at our option only under the circumstances described below in this prospectus supplement under “—Optional Redemption.” The Senior Note Indenture permits the defeasance of the WMECO Notes upon satisfaction of the conditions described under “Description of Securities Registered—Western Massachusetts Electric Company—The WMECO Senior Notes—Defeasance” in the accompanying prospectus and under “—Defeasance” below.

The Series D Notes will constitute senior debt and will rank pari passu with all of our other unsecured and unsubordinated indebtedness. Holders of the Series D Notes will generally have a junior position to claims of any holders of preferred stock and creditors of our subsidiary, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders.

At June 30, 2007, our only subsidiary, WMECO Funding LLC, had approximately $93 million of rate reduction bonds issued and outstanding, which obligations are non-recourse to us. We have no plans at this time to form any other subsidiary. As of June 30, 2007 we had approximately $263 million of outstanding long-term debt (not including rate reduction bonds), all of which would rank equally with the Series D Notes, and $67.8 million of short-term debt owed to affiliates, trade debt, capital leases and power purchase obligations.

The Senior Note Indenture does not currently limit the amount of indebtedness or preferred stock we may issue. Please refer to “Description of Securities Registered—Western Massachusetts Electric Company—The WMECO Senior Notes—General” in the accompanying prospectus.

We will issue the Series D Notes in fully registered form in denominations of $1,000 and multiples thereof. The Bank of New York Trust Company, N.A., the Trustee under the Senior Note Indenture, will register transfers and exchanges of the Series D Notes and will serve as paying agent for the Series D Notes. Principal on the Series D Notes will be payable at the Trustee’s Corporate Trust Administration Office at 470 Atlantic Avenue, Suite 4082, Boston, Massachusetts, 02210. We will initially issue the Series D Notes in global form. Please refer to “— Global Securities” in this prospectus supplement and “Book Entry System” in the accompanying prospectus.

Interest

The Series D Notes will bear interest at the rate of 6.70% per year. We will pay interest semiannually in arrears on February 15 and August 15 of each year (each, an Interest Payment Date), beginning February 15, 2008, and on the maturity date. Interest on the Series D Notes will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full month, on the basis of the actual number of days elapsed in such period. If an Interest Payment Date or the maturity date of the Series D Notes falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day (without any interest or other payment in respect of such delay).

Interest on the Series D Notes will accrue from, and including, the date of original issuance of the Series D Notes to, and excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the maturity date, as the case may be. In addition, interest which is overdue shall bear interest at the rate of 6.70% per year.

We will pay the interest due on any Interest Payment Date to the person in whose name the Series D Note is registered at the close of business (1) on the business day prior to each Interest Payment Date if the Series D Note remains in book-entry only form or (2) on the fifteenth calendar day before each Interest Payment Date if the Series D Note does not remain in book-entry only form.

When we use the term “business day,” we mean any day except a Saturday, a Sunday or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

Optional Redemption

We may redeem the Series D Notes, in whole or in part, at our option and at any time. If we elect to redeem any of the Series D Notes, we will do so at a redemption price equal to:

•	100% of the principal amount of the Series D Notes being redeemed, plus

•	accrued and unpaid interest thereon to but excluding the redemption date, plus

•	the Make-Whole Premium.

The “Make-Whole Premium” will be an amount equal to the excess, if any, of (i) the present value of all interest and principal payments scheduled to become due after the redemption date by us in respect of the Series D Notes being redeemed (such present value to be determined on the basis of a discount rate equal to the sum of (a) the Treasury Rate and (b) 30 basis points), over (ii) the principal amount of the Series D Notes being redeemed.

“Treasury Rate” means, with respect to the Series D Notes being redeemed, the yield to maturity at the time of computation of United States Treasury securities with a final maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available in New York at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source or similar market data)) most nearly equal to the remaining average life on the redemption date of the Series D Notes being redeemed; provided, however, that if the period from the redemption date to the maturity date of the Series D Notes being redeemed is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

If less than all of the Series D Notes are to be redeemed, the Trustee will select the Series D Notes to be redeemed by a method that the Trustee deems fair and appropriate and which may provide for the selection for the redemption of portions (equal to $1,000 or any multiple thereof) of the principal amount of the Series D Notes larger than $1,000. We will mail notice of the redemption, first-class mail postage prepaid, to each holder of Series D Notes to be redeemed at the holder’s address in the register for the Series D Notes. Notice to the holders will be given at least 30 but not more than 60 days before the redemption date, unless a shorter period is satisfactory to the Trustee. If any Series D Note is to be redeemed in part only, the notice of redemption that relates to that Series D Note will state the portion of the principal amount of that Series D Note to be redeemed. In that case, we will issue a new Series D Note, of any authorized denomination as requested, in aggregate principal amount equal to the unredeemed portion of the Series D Note in the name of its holder after we cancel the original Series D Note. Series D Notes or portions of Series D Notes to be redeemed become due on the redemption date, and interest will cease to accrue on those Series D Notes or portions of Series D Notes on the redemption date. Any notice of redemption may state that such redemption shall be conditional upon the receipt by the trustee or paying agent, on or prior to the redemption date, of money sufficient to pay the redemption price and accrued and unpaid interest, if any, on such Series D Notes and that if such money shall not have been so received such notice shall be of no force and effect and we shall not be required to redeem such Series D Notes.

Limitation on Liens and Sale and Leaseback Transactions

The covenants set forth in the accompanying prospectus under “Description of Securities Registered—Western Massachusetts Electric Company—The WMECO Senior Notes—Limitation on Liens” and “—Sale and Leaseback Transactions” have been made applicable to the Series D Notes.

Defeasance

We may defease the indebtedness on the Series D Notes on the terms described under “Description of Securities Registered—Western Massachusetts Electric Company—The WMECO Senior Notes—Defeasance,” in the accompanying prospectus. In addition, we may defease the Series D Notes within 60 days prior to maturity without delivering an opinion that the defeasance will not cause the holders of the Series D Notes to recognize income, gain, loss or expense for Federal income tax purposes. The purpose of this provision is to give us more flexibility in timing a refinancing of the indebtedness represented by the Series D Notes. Such a defeasance would be treated as a taxable exchange for Federal income tax purposes, as a result of which a holder could recognize gain or loss, and which could change the amounts, timing and character of any income, gain or loss recognized on the Series D Notes following defeasance.

Global Securities

When the Series D Notes are initially issued, one or more global securities (the Global Securities) will represent the Series D Notes. These Global Securities will have an aggregate principal amount equal to that of the Series D Notes they represent. Each Global Security will be deposited with, or on behalf of, The Depository Trust Company, as depositary (DTC), and registered in the name of Cede & Co., a nominee of DTC.

The Global Securities will bear legends stating the restrictions on exchanges and registration of transfer referred to below and any other matters provided for by the Senior Note Indenture. Please refer to “Book-Entry System” in the accompanying prospectus.

The Global Securities may not be transferred except as a whole (1) by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. If (1) DTC is at any time unwilling or unable to continue as depositary or at any time ceases to be a clearing agency registered as such under the Exchange Act and a successor depositary is not appointed by us within ninety days or (2) there shall have occurred and be continuing after any applicable grace periods an Event of Default under the Senior Note Indenture with respect to the Series D Notes represented by such Global Security, we will issue certificated notes in definitive registered form in exchange for the Global Securities representing the Series D Notes. In addition, we may at any time and in our sole discretion determine not to have any Series D Notes in registered form represented by one or more Global Securities and, in such event, will issue certificated notes in definitive form in exchange for the Global Securities representing the Series D Notes. In any such instance, an owner of a beneficial interest in the Global Securities will be entitled to physical delivery in definitive form of certificated notes represented by the Global Securities equal in principal amount to such beneficial interest and to have such certificated notes registered in its name.

Certain Notices

With respect to any Series D Notes represented by a Global Security, notices to be given to the holders of the Series D Notes will be deemed to have been duly given to the holders when given to DTC, or its nominee, in accordance with DTC’s policies and procedures. We believe that DTC’s practice is to inform its participants of any such notice it receives in accordance with its policies and procedures. Persons who hold beneficial interests in the Series D Notes through DTC or its direct or indirect participants may wish to consult with them about how notices and other communications relating to the Series D Notes may be given and received through the facilities of DTC. Neither we nor the Trustee will have any responsibility with respect to those policies and procedures or for any notices or other communications among DTC, its direct and indirect participants and the beneficial owners of the Series D Notes in global form.

With respect to Series D Notes not represented by a Global Security, other notices to be given to the holders of the Series D Notes will be deemed to have been duly given to the holders upon the mailing of such notices to the holders at their respective addresses as they appear on the security register maintained by us or our agent as of the close of business the day before notice is given. Neither the failure to give any notice nor any defect in any notice given to a particular holder will affect the sufficiency of any notice given to another holder.

UNDERWRITING

Wachovia Capital Markets, LLC is acting as the sole book-running manager and as the representative of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, between us and each of the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters have severally, but not jointly, agreed to purchase the principal amount of Series D Notes set forth opposite its name below:

Underwriters	Principal Amount of Series D Notes
Wachovia Capital Markets, LLC	$32,000,000
TD Securities (USA) LLC	4,000,000
Wells Fargo Securities, LLC	4,000,000

Total	$40,000,000

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series D Notes offered hereby if any of the Series D Notes are purchased. The obligations of the underwriters, including their agreement to purchase the Series D Notes from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions and to approval of legal matters by counsel.

The underwriters have advised us that they initially propose to offer part of the Series D Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of 0.525% of the principal amount of the Series D Notes. The underwriters may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.250% of the principal amount of the Series D Notes. After the initial offering of the Series D Notes, the offering price and other selling terms may from time to time be varied by the underwriters.

The Series D Notes are a new issue of securities with no established trading market. The Series D Notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the Series D Notes after completion of the offering, but will not be obligated to do so and may discontinue any market -making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series D Notes or that an active public market for the Series D Notes will develop. If an active public trading market for the Series D Notes does not develop, the market prices and liquidity of the Series D Notes may be adversely affected.

In order to facilitate the offering of the Series D Notes, the representative may engage in transactions that stabilize, maintain or otherwise affect the price of the Series D Notes. Specifically, the representatives may overallot in connection with the offering of the Series D Notes, creating a short position for its own account. In addition, to cover overallotments or to stabilize the price of the Series D Notes, the representative may bid for, and purchase, Series D Notes in the open market. Finally, the representative may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Series D Notes in the offering, if it repurchases previously distributed Series D Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Series D Notes above independent market levels. The representative is not required to engage in these activities and may end any of these activities at any time without notice.

We estimate that our expenses in connection with the offer and sale of the Series D Notes will be approximately $215,000.

We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their affiliates have, from time to time, performed various investment or commercial banking and financial advisory services for us and our affiliates in the ordinary course of business for which they have received and will receive customary compensation.

LEGAL OPINIONS

Jeffrey C. Miller, an Assistant General Counsel of Northeast Utilities Service Company, our service company affiliate, and Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036-4039, counsel for the underwriters, will give legal opinions relating to the Series D Notes. As of July 31, 2007, Mr. Miller beneficially owned 5,299 of the common shares of Northeast Utilities, our parent company.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedules incorporated in this prospectus supplement by reference to Western Massachusetts Electric Company’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

NORTHEAST UTILITIES

Senior Notes, Common Shares, Preferred Shares, Warrants,

Share Purchase Contracts, Share Purchase Units

THE CONNECTICUT LIGHT AND POWER COMPANY

First and Refunding Mortgage Bonds

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

First Mortgage Bonds

WESTERN MASSACHUSETTS ELECTRIC COMPANY

Senior Notes

The common shares of NU are listed on the New York Stock Exchange under the symbol “NU.” Unless otherwise indicated in a prospectus supplement, the other securities described in this prospectus will not be listed on a national securities exchange.

There are risks involved with purchasing these securities. Please refer to the “RISK FACTORS” discussion on page 1 of this prospectus.

We urge you to carefully read this prospectus and the prospectus supplement, which will describe the specific terms of an offering, together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” before you make your investment decision.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 20, 2007.

PROSPECTUS

PROSPECTUS SUMMARY

This prospectus is part of a registration statement that the Registrants filed with the Securities and Exchange Commission (the Commission) utilizing a “shelf” registration process. Under this shelf process, any of the Registrants may, from time to time, sell any combination of their securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell any of the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

As used in this prospectus, “Northeast Utilities,” “NU,” or the “Company” refers to Northeast Utilities, “CL&P” refers to The Connecticut Light and Power Company, “PSNH” refers to Public Service Company of New Hampshire, and “WMECO” refers to Western Massachusetts Electric Company. The terms “we,” “us” and “our” refer to Northeast Utilities when discussing the securities to be issued by Northeast Utilities, CL&P when discussing the securities to be issued by CL&P, PSNH when discussing the securities to be issued by PSNH, WMECO when discussing the securities to be issued by WMECO, and collectively to all the Registrants where the context requires. “Registrants” refers to NU, CL&P, PSNH and WMECO, collectively.

RISK FACTORS

Investing in each Registrant’s securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our combined Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 1, 2007, and incorporated by reference in this prospectus, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in any Registrant’s securities. See “WHERE YOU CAN FIND MORE INFORMATION” below.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the Securities Act), with respect to the securities offered in this prospectus. We have not included certain portions of the Registration Statement in this prospectus as permitted by the Commission’s rules and regulations. Statements in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and are qualified in their entirety by reference to such exhibit. For further information, you should refer to the Registration Statement and its exhibits.

We are subject to the informational requirements of the Securities Exchange Act of l934, as amended (the Exchange Act), and therefore we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by any of the Registrants with the Commission, at the Commission’s Public Reference Room at its principal offices at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Commission’s Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the Commission’s Internet site at http://www.sec.gov. You can find additional information about us on Northeast Utilities’ website at http://www.nu.com. The information on this website is not a part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus and its supplement(s). We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Later information that we file with the Commission (other than Current Reports on Form 8-K furnished under Items 2.02 or 7.01 of Form 8-K) will automatically update and supersede this information. Each Registrant incorporates by reference the documents listed below related to such Registrant and any future filings (other than Current Reports on Form 8-K furnished under Items 2.02 or 7.01 of Form 8-K) such Registrant makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the securities to which this prospectus relates, or the offering is otherwise terminated.

Northeast Utilities

–	Annual Report on Form 10-K for the year ended December 31, 2006.

–	Current Report on Form 8-K, filed March 14, 2007.

CL&P

–	Annual Report on Form 10-K for the year ended December 31, 2006.

–	Current Report on Form 8-K, filed March 14, 2007.

PSNH

–	Annual Report on Form 10-K for the year ended December 31, 2006.

–	Current Report on Form 8-K, filed March 14, 2007.

WMECO

–	Annual Report on Form 10-K for the year ended December 31, 2006.

–	Current Report on Form 8-K, filed March 14, 2007.

We will provide to each person to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

Patricia C. Cosgel

Assistant Treasurer—Finance

c/o Northeast Utilities Service Company

107 Selden Street

Berlin, Connecticut 06037

(860) 665-5058

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

We make statements in this prospectus and in the documents we incorporate by reference that are statements concerning our expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act). Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements. In connection with the safe harbor provisions of the Reform Act, the Registrants are herein filing cautionary statements identifying important factors that could cause their respective actual results to differ materially from those projected in forward looking statements (as such term is defined in the Reform Act) made by or on behalf of the Registrants. Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events, performance or growth (often, but not always, through the use of words or phrases such as estimate, expect, anticipate, intend, plan, believe, forecast, should, could and similar expressions) are not statements of historical facts and may be forward looking. Forward looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause a Registrant’s actual results to differ materially from those contained in forward looking statements of such Registrant made by or on behalf of such Registrant.

Some important factors that could cause actual results or outcomes to differ materially from those discussed in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, changes in levels and timing of capital expenditures, developments in legal or public policy doctrines, technological developments, changes in accounting standards and financial reporting regulations, fluctuations in the value of our remaining electricity positions, actions of rating agencies, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in the Registrants’ reports to the Commission.

All such factors are difficult to predict, contain uncertainties which may materially affect actual results and are beyond the control of the Registrants. Any forward looking statement speaks only as of the date on which such statement is made, and the Registrants undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for each Registrant’s management to predict all of such factors, nor can such management assess the impact of each such factor on the business of such Registrant or the extent to which any factor, or combination of factors, may cause actual results of such Registrant to differ materially from those contained in any forward looking statements.

THE REGISTRANTS

NORTHEAST UTILITIES

Northeast Utilities (NU), headquartered in Berlin, Connecticut, is a public utility holding company registered with the Federal Energy Regulatory Commission (FERC) under the Public Utility Holding Company Act of 2005. NU had been registered with the Commission as a public utility holding company under the Public Utility Holding Company Act of 1935 until that Act was repealed, effective February 8, 2006. NU is engaged primarily in the energy delivery business, providing franchised retail electric service to approximately 1.9 million customers in 419 cities and towns in Connecticut, New Hampshire and western Massachusetts through three of its wholly-owned subsidiaries, CL&P, PSNH and WMECO, and franchised retail natural gas service to approximately 200,000 residential, commercial and industrial customers in 71 cities and towns in Connecticut, through its wholly-owned indirect subsidiary, Yankee Gas Services Company.

NU’s wholly-owned subsidiary, NU Enterprises, Inc. (NU Enterprises), is in the process of exiting its competitive energy and related businesses and, as of December 31, 2006, had exited substantially all of these businesses.

NU’s subsidiaries are regulated in virtually all aspects of their business by various federal and state agencies, including the Commission, the FERC, and various state and/or local regulatory authorities with jurisdiction over the industry and the service areas in which each company operates.

The principal executive office of Northeast Utilities is located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105, telephone number (413) 785-5871. The general business office of Northeast Utilities is located at 107 Selden Street, Berlin, Connecticut 06037, telephone number (860) 665-5000.

THE CONNECTICUT LIGHT AND POWER COMPANY

The Connecticut Light and Power Company (CL&P), a Connecticut corporation, is a wholly-owned subsidiary of NU. CL&P is engaged in the purchase, transmission, delivery and sale of electricity to its residential, commercial and industrial customers. At December 31, 2006, CL&P furnished retail franchise electric service to approximately 1.2 million customers in 149 towns in Connecticut. CL&P sold all of its generating assets in 2000-2001 as required by state electric industry restructuring legislation, and no longer generates any electricity. CL&P has two wholly-owned active subsidiaries, CL&P Receivables Corporation, a financing subsidiary, and CL&P Funding, LLC, which was organized to facilitate the issuance of rate reduction certificates as part of a state-sponsored securitization program.

The principal executive and business offices of CL&P are located at 107 Selden Street, Berlin, Connecticut 06037, telephone number (860) 665-5000.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

Public Service Company of New Hampshire (PSNH), a New Hampshire corporation, is a wholly-owned subsidiary of NU. It is primarily engaged in the generation, purchase, transmission, delivery and sale of electricity to its residential, commercial and industrial customers. At December 31, 2006, PSNH furnished retail franchise electric service to approximately 487,000 retail customers in 211 cities and towns in New Hampshire. PSNH also owns and operates approximately 1,200 megawatt (MW) of electricity generation assets, with a current claimed capability representing winter rates of approximately 1,170 MW. Included among these generating assets is a 50 MW wood-burning generating unit in Portsmouth, New Hampshire, which was converted from a coal-burning unit and which went into full operation in December, 2006. PSNH has three wholly-owned active subsidiaries, Properties, Inc., which holds certain real estate properties in New Hampshire, and PSNH Funding, LLC and PSNH Funding LLC 2, which were organized to facilitate the issuance of rate reduction bonds as part of a state-sponsored securitization program.

The principal executive and business offices of PSNH are located at Energy Park, 780 North Commercial Street, Manchester, New Hampshire 03101-1134.

WESTERN MASSACHUSETTS ELECTRIC COMPANY

Western Massachusetts Electric Company (WMECO), a Massachusetts corporation is a wholly-owned subsidiary of NU. WMECO is an electric utility engaged principally in the purchase, transmission, distribution and sale of electricity at retail to residential, commercial and industrial customers. At December 31, 2006, WMECO furnished retail franchise electric service to 210,000 retail customers in 59 cities and towns in western Massachusetts. WMECO sold all of its generating assets in 2000-2001 as required by state electric industry restructuring legislation, and no longer generates any electricity. WMECO has a wholly-owned subsidiary, WMECO Funding, LLC, which was organized to facilitate the issuance of rate reduction certificates.

The principal executive offices of WMECO are located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105; (413) 785-5871.

USE OF PROCEEDS

Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations. The specific use of proceeds from the sale of securities will be set forth in the prospectus supplement relating to each offering of these securities.

DESCRIPTION OF SECURITIES REGISTERED

NORTHEAST UTILITIES

General.    The following description sets forth certain general terms and provisions of the securities being registered by NU to which any prospectus supplement may relate. The description does not purport to be complete. The particular terms of the securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the securities so offered, will be described therein. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

Common Shares and Preferred Shares

Common Shares.    Our outstanding common shares are listed on the New York Stock Exchange (NYSE) under the symbol “NU”. Any additional common shares we issue will also be listed on the NYSE. Common shareholders may receive dividends if and when declared by our Board of Trustees. Dividends may be paid in cash, shares or other form. All outstanding common shares are fully paid and non-assessable. Any additional common shares we issue will also be fully paid and non-assessable.

Each common share is entitled to one vote in the election of Trustees and other matters. Common shareholders are not entitled to cumulative voting rights. Each common shareholder received one common share purchase right per common share owned under our Shareholder Rights Plan. This plan was adopted in 1999 and will terminate in 2009, unless earlier terminated or extended. This right permits a common shareholder to acquire additional common shares under certain circumstances.

We will notify common shareholders of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders, if any.

The Bank of New York is our transfer agent and registrar. You may contact them at their Investor Relations Department, P.O. Box 11258. Church Street Station, New York, NY 10286-1258. Tel.: 1-800-999-7269.

Preferred Shares.    We do not currently have preferred shares authorized, although our Declaration of Trust allows for the issuance of preferred shares subject to common shareholder approval. Before we can issue preferred shares we will need to obtain the authorization of our Board of Trustees and of our common shareholders. If we issue preferred shares, the specific designations and rights will be described in the prospectus supplement and a description will be filed with the Commission. The following description of the terms of the preferred shares sets forth certain general terms and provisions.

Preferred shares will have such par value, if any, such priority in liquidation, such voting rights and such other rights, privileges, preferences, restrictions and limitations as may be established by our Board of Trustees and approved by our common shareholders. In some cases, the issuance of preferred shares could delay a change in control of the Company and make it harder to remove present management. Under certain circumstances, preferred shares could also restrict dividend payments to holders of our common shares.

The preferred shares will, when authorized and issued, be fully paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, the preferred shares will rank on parity in all respects with any outstanding preferred shares we may have at that time and will have priority over our common shares as to dividends and distributions of assets. Therefore, the rights of any preferred share may limit the rights of the holders of our common shares.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred shares will be named in a prospectus supplement. The registrar for preferred shares will send notices to shareholders of any meetings at which holders of the preferred shares have the right to elect Trustees or to vote on any other matter.

Warrants

We may issue warrants for the purchase of preferred shares, common shares, or any combination thereof. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for us with any holders or beneficial owners of warrants.

This summary of certain provisions of the warrants is not complete. For the complete terms of the warrants and the warrant agreement, you should refer to the provisions of the warrant agreement that we will file with the Commission in connection with the offering of such warrants.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants and the price at which the securities may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Share Purchase Contracts and Share Purchase Units

We may issue share purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of common shares at a future date or dates. The price per common share and the number of common shares may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as part of units consisting of a share purchase contract and beneficial interests in debt securities, preferred shares or debt obligations of third parties, including U.S. treasury securities or obligations of our subsidiaries, securing the holders’ obligations to purchase the common shares under the share purchase contracts, which we refer to in this prospectus as share purchase units. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement will describe the terms of the share purchase contracts or share purchase units, including, if applicable, collateral or depositary arrangements, relating to the share purchase contracts or share purchase units.

Massachusetts Law and Our Declaration of Trust

General.    We are an unincorporated “voluntary association” formed under Massachusetts law, a type of entity commonly referred to as a Massachusetts business trust. For most purposes, except those explicitly set forth below, a Massachusetts business trust is a common law entity governed solely by our Declaration of Trust, which constitutes a contract among the Trustees and shareholders or beneficiaries of the trust and is comparable to a certificate of incorporation and bylaws of a corporation.

Corporate Governance.    The rights of our shareholders are currently governed by Massachusetts law and our Declaration of Trust. Our Declaration of Trust provides that all matters properly brought before a shareholder meeting at which a quorum is present will be decided by the majority vote of the shares present or represented by proxy at the meeting, except as otherwise set forth in the Declaration of Trust and the provisions of any class or classes of preferred shares that may be authorized. The Declaration of Trust also provides that the Trustees may only be elected with the affirmative vote of the holders of a majority of the outstanding shares with general voting power. A vote of two-thirds of all shares outstanding and having voting power may be required to take certain actions.

Amendments to Governing Documents.    Our Declaration of Trust provides that the trust may be altered, amended, added to or rescinded by the affirmative vote of at least two-thirds of the member of our board of Trustees, provided that any such alteration, amendment, addition or rescission must also be approved by the affirmative vote or the written consent of the holders of at least two-thirds of all shares issued and outstanding and having general voting power. However, no alteration, amendment, addition or rescission adversely affecting the preferences or priorities of any preferred shares will be effective without the affirmative vote or written consent of the holders of at least two-thirds of the affected preferred shares.

Preemptive Rights.    Our Declaration of Trust provides that the holders of common shares and convertible securities will have preemptive rights with respect to offerings for cash of common shares or securities convertible into common shares, except with respect to:

–

common shares, or the grant of rights or options on such shares, to our Trustees, directors, officers, or employees or those of a subsidiary of ours, if the issue or grant is approved by the holders of common shares at a meeting duly held for such purpose or is authorized by and consistent with a plan previously so approved by the holders of common shares;

–

common shares issued on the conversion of convertible securities, if the convertible securities were offered or issued to holders of common shares in satisfaction of their preemptive rights or were not subject to preemptive rights;

–	common shares and convertible securities offered to shareholders in satisfaction of their preemptive rights and not purchased by those shareholders;

–

common shares or convertible securities issued pursuant to a plan adjusting any rights to fractional shares or fractional interests in order to prevent the issue of fractional shares or fractional interests in these shares;

–	common shares or convertible securities issued in connection with a merger or consolidation or pursuant to an order of a court, unless such order provides otherwise;

–	common shares or convertible securities issued in a public offering or through an underwriting;

–	common shares or convertible securities released from preemptive rights through the affirmative vote or written consent of the holders of at least two-thirds of the common shares then outstanding; or

–	common shares or convertible securities held in our treasury.

Board of Trustees.    Members of our Board of Trustees serve one-year terms and are elected annually.

Shareholder Proposals and Trustee Nominations.    Our shareholders may submit shareholder proposals and nominate candidates for the Board of Trustees if the shareholders follow advance notice procedures described in our annual proxy statement.

Meetings of Shareholders.    Under our Declaration of Trust, meetings of the shareholders may be called only by the chairman of the board, the president, or a majority of the Board of Trustees or may be requested by the holders of one-tenth (1/10) in interest of all shares outstanding having a right to vote.

Indemnification Of Trustees And Officers.    Our Declaration of Trust provides that we will indemnify each of its present and former Trustees and officers against any loss, liability or expense incurred in proceedings in which such person may be involved by reason of being or having been an officer or Trustee, except with respect to any matter as to which such person shall have been finally adjudicated in such proceeding not to have acted in good faith in the reasonable belief that such person’s action was in our best interests. If any such proceeding is disposed of by a compromise payment by any such Trustee or officer, no indemnification payment will be provided unless a determination is made that such officer or Trustee acted in good faith in the reasonable belief that such person’s action was in our best interests. Such determination must be made by either the Board of Trustees by majority vote of the quorum consisting of Trustees who were not parties to such proceeding, by our independent legal counsel in a written opinion, or by the shareholders.

Limitation On Trustee Liability.    The Declaration of Trust provides that no member of the Board of Trustees will be liable to us or our shareholders for monetary damages due to any breach of fiduciary duty, except for:

–	breaches of such person’s duty of loyalty to us or our shareholders;

–	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

–	any transaction from which such person derived an improper personal benefit.

Anti-takeover Statutes.    A Massachusetts anti-takeover statute, Chapter 110F of the Massachusetts General Laws, prohibits any business combination with an interested shareholder, generally a person who owns or has recently owned at least 5% of the company’s outstanding voting shares, for three years after the person becomes an interested shareholder unless:

–	prior to the 5% purchase, the Board of Trustees approves either the 5% purchase or the proposed business combination;

–	the interested shareholder owned approximately 90% of the company’s voting shares after making the 5% purchase which rendered him or her an interested shareholder; or

–	the Board of Trustees and holders of two-thirds of the non-interested shares approve the business combination after the acquiror has become an interested shareholder.

Another Massachusetts anti-takeover statute, Chapter 110D of the Massachusetts General Laws, regulates the acquisition of control shares. A control share acquisition occurs when an individual aggregates a number of shares which, when added to shares already owned, would allow the acquiring person to vote at least 20% of the company’s shares. Under Chapter 110D, shares acquired in this type of a transaction would have no voting rights unless a majority of non-interested shareholders specifically voted to grant the acquiring person voting rights for these shares. In general, the acquiring person as well as our officers and employee-Trustees are not permitted to vote on whether these voting rights should be granted.

Our Declaration of Trust does not address anti-takeover regulations or protections, though as noted above, we adopted a Shareholder Rights Plan in 1999 which permits a common shareholder to acquire additional common shares under certain circumstances.

Senior Notes

General.    The following description sets forth certain general terms and provisions of the senior unsecured notes being registered by NU (Senior Notes). The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the Senior Note Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the Registration Statement of which this prospectus is a part. The particular terms of the Senior Notes offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the Senior Notes so offered will be described therein. References to section numbers under this caption are references to the section numbers of the Senior Note Indenture. Capitalized terms not defined herein have the meanings given to them in the Senior Note Indenture.

Senior Notes will be issued under a supplemental indenture or indentures to our indenture (the Senior Note Indenture), between us and The Bank of New York Trust Company, N.A., as successor trustee (the Senior Note Trustee) dated as of April 1, 2002, as amended and supplemented. You may contact them at their Corporate Trust Administration Office at 222 Berkley Street, 2nd Floor, Boston, MA 02216, Tel. (617) 273-8368.

The Senior Notes will be our senior unsecured debt securities and will rate equally with all of our other unsecured and unsubordinated debt. There is no requirement under the Senior Note Indenture that future issues of our debt securities be issued under the Senior Note Indenture, and we will be free to use other indentures or documentation, containing provisions different from those included in the Senior Note Indenture or applicable to one or more issues of Senior Notes, in connection with future issues of such other debt securities.

The Senior Note Indenture does not limit the aggregate principal amount of the Senior Notes that may be issued thereunder. The Senior Note Indenture provides that the Senior Notes will be issued in one or more series as notes or debentures. The Senior Notes may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of Senior Notes will specify:

•	the designation and aggregate principal amount of such Senior Notes;

•	the date or dates on which such Senior Notes will mature;

•	the interest rate or rates, or method of calculation of such rate or rates, on such Senior Notes, and the date from which such interest shall accrue;

•	the dates on which such interest will be payable or method by which such dates are to be determined;

•	the record dates for payments of interest;

•	any redemption terms;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Senior Notes may be repaid, in whole or in part, at our option;

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the place or places, if any, in addition to or in the place of our office or the office of the Senior Note Trustee, where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable and where notices to us shall be sent; and

•	other specific terms applicable to such Senior Notes. (Section 301)

Unless otherwise indicated in the applicable prospectus supplement, the Senior Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof. (Section 301)

Unless otherwise indicated in the applicable prospectus supplement or as below described under Limitation on Liens and “Sale and Leaseback Transactions”, there are no provisions in the Senior Note Indenture or the Senior Notes that require us to redeem, or permit the holders of the Senior Notes to cause a redemption of, the Senior Notes or that otherwise protect the holders of the Senior Notes in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of us.

Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends to us, repurchase shares of their common stock from us or repay loans or advances made by us to them. Holders of the Senior Notes will generally have a junior position to claims of any holders of preferred stock and creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders. In addition to trade debt, our subsidiaries have ongoing corporate debt programs used to finance their business activities. Unless otherwise specified in a prospectus supplement, the Supplemental Indentures will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

Registration, Transfer, Exchange and Form.    Senior Notes of any series may be exchanged for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

Unless otherwise indicated in the applicable prospectus supplement, Senior Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer) at the office or agency maintained for such purpose with respect to any series of Senior Notes and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Note Indenture. (Section 305)

In the event of any redemption of Senior Notes of any series, we will not be required to exchange, or register the transfer of, any Senior Notes of such series selected, called or being called for redemption except, in the case of any Senior Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 305)

Paying Agents.    We will maintain an office or agency where Senior Notes may be presented or surrendered for payment. We will give prompt written notice to the Senior Note Trustee of the location, and any change in the location, of such office or agency. If at any time we shall fail to maintain any such required office or agency or shall fail to furnish the Senior Note Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Senior Note Trustee, and, in such event, the Senior Note Trustee shall act as our agent to receive all such presentations and surrenders. (Section 1002)

All monies paid by us to a paying agent for the payment of principal of, interest or premium, if any, on any Senior Note which remains unclaimed at the end of two years after any such principal, interest or premium shall have become due and payable will be repaid to us at our request and the Holder of such Senior Note will thereafter look only to us for payment thereof as an unsecured general creditor. (Section 1003)

Consolidation, Merger, Conveyance, Sale or Transfer.    Nothing contained in the Senior Note Indenture prevents us from consolidating with or merging into another corporation or conveying, selling or otherwise transferring our properties and assets substantially as an entirety to any Person, provided that:

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the corporation formed by such consolidation or into which we are merged or the Person which acquires by conveyance, sale or transfer our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes by an indenture supplemental thereto, executed and delivered to the Senior Note Trustee, in form satisfactory to the Senior Note Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on our part to be performed or observed; and

•

immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

We shall also be required to deliver to the Senior Note Trustee certificates and opinions stating that such consolidation, merger, conveyance, sale or transfer comply with the Senior Note Indenture and all relevant conditions precedent have been satisfied. (Section 801)

Limitation on Liens.    Nothing contained in the Senior Note Indenture or in the Senior Notes in any way restricts or prevents us or any of our subsidiaries from incurring any indebtedness; provided that if this covenant is made applicable to the Senior Notes of any particular series, we will not issue, assume or guarantee (including any contingent obligation to purchase) or permit to exist any notes, bonds, debentures or other evidences of indebtedness for money borrowed (Debt) secured by a mortgage, lien, pledge, security interest or other encumbrance (Lien) upon any of our property, including the capital stock of any of our subsidiaries, without effectively providing that the outstanding Senior Notes (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with the Senior Notes) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured (provided that for purposes of providing such equal and ratable security, the principal amount of outstanding Senior Notes of any series will be such portion of the principal amount as may be specified in the terms of such series). This restriction will not, however, apply to

•	Liens in existence on the date of the original issue of the Senior Notes to which this restriction is made applicable, including, without limitation, “stock forward” transactions;

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Liens created solely for the purpose of securing Debt incurred to finance, refinance or refund the purchase price or cost (including the cost of construction) of property acquired after the date hereof (by purchase, construction or otherwise), or Liens in favor of guarantors of obligations or Debt representing, or incurred to finance, refinance or refund, such purchase price or cost, provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon and provided further that such Liens are created no later than 24 months after the purchase or construction;

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Liens on any property or assets acquired from a corporation which is merged with or into us, which Liens are not created as a result of or in connection with or in anticipation of any such merger (unless such Liens were created to secure or provide for the payment of any part of the purchase price of such corporation);

•

any Lien on any property or assets existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); or

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any extension, renewal or replacement of any Lien referred to in the foregoing clauses, provided that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, we may issue or assume Debt secured by Liens on our cash which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which does not at the time of issuance or assumption exceed $100 million. The following types of transactions shall not be deemed to create Debt secured by Liens: Liens required by any contract or statute in order to permit us to perform any contract or subcontract made by it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments to us by such governmental unit pursuant to the provisions of any contract or statute; and share forwards with respect to our common shares accounted for as equity transactions under applicable accounting guidelines wherein the shares collateralize the forward repayment obligation. (Section 1007)

Sale and Leaseback Transactions.    If this covenant is made applicable to the Senior Notes of any series, we will not enter into any Sale and Leaseback Transaction unless either:

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we would be entitled pursuant to the “Limitation on Liens” covenant above to create Debt secured by a Lien on the property to be leased back in an amount equal to the Attributable Value of such Sale and Leaseback Transaction without the Senior Notes being effectively secured equally and ratably with (or prior to) that Debt; or

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we, within 270 days after the sale or transfer of the relevant assets shall have been made, apply, in the case of a sale or transfer for cash, an amount equal to the net proceeds from the sale or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased (as determined by any two of our Trustees) to:

•	the retirement of our long-term indebtedness ranking prior to or on a parity with the Senior Notes or

•	The investment in any property used in the ordinary course of our business.

“Attributable Value” means, as to any particular lease under which we are at any time liable as lessee and at any date as of which the amount thereof is to be determined, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to the Sale and Leaseback Transaction or (ii) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

“Sale and Leaseback Transaction” means any transaction or series of related transactions relating to property now owned or hereafter acquired by us whereby we transfers the property to a person and we lease it from that person for a period, including renewals, in excess of 36 months. (Section 1012)

Modification of the Senior Note Indenture.    The Senior Note Indenture contains provisions permitting us and the Senior Note Trustee, with the consent of the holders of a majority in principal amount of the outstanding Senior Notes, of all series affected by the modification (voting as one class), to modify the Senior Note Indenture or any supplemental indenture or the rights of the holders of the Senior Notes of such series; provided that no such modification shall without the consent of the holders of each outstanding Senior Note affected thereby:

•	Change the date upon which the principal of or the interest on any Senior Note is due and payable;

•	reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

•	change any place of payment where, or the currency in which, any Senior Note or any premium or the interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the date such payment is due (or, in the case of redemption, on or after the date fixed for such redemption);

•

reduce the aforesaid percentage of Senior Notes, the consent of the holders of which is required for any modification of the applicable supplemental indenture or for waiver by the holders of certain of their rights; or

•	Modify certain provisions of the Senior Note Indenture. (Section 902)

The Senior Note Indenture also contains provisions permitting us and the Senior Note Trustee to amend the Senior Note Indenture in certain circumstances without the consent of the holders of any Senior Notes to evidence the succession of another Person to us, the replacement of the Senior Note Trustee and for certain other purposes, including to cure any ambiguity or defect, or correct any inconsistency, in the Senior Note Indenture, or to add or change any other provisions with respect to matters or questions arising under the Senior Note Indenture or the Senior Notes, provided such changes or additions shall not adversely affect the interests of the holders of any series of the Senior Notes in any material respect, or involve a change requiring the consent of the holders of the Senior Notes described in the preceding paragraph. (Section 901)

Events of Default.    An Event of Default with respect to the Senior Notes is defined in the Senior Note Indenture as being:

•	Failure to pay any interest on the Senior Notes and continuance of such failure for 30 days;

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failure to pay the principal (or premium, if any), including the payment of principal (or premium, if any) when due pursuant to any redemption provision of the Senior Notes and continuance of such failure for three days;

•	failure to pay any sinking fund installment, if any, pursuant to the terms of the Senior Notes, and continuance of such failure for a period of three days;

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default in the performance, or breach, of any covenant or warranty of ours in the Senior Note Indenture (other than certain covenants or warranties a default in whose performance or whose breach is specifically dealt with elsewhere in the Senior Note Indenture or which has been expressly included in the Senior Note Indenture solely for the benefit of any series of Senior Notes other than that series) and continuance of such default or breach for a period of 90 days after written notice is given to us by the Senior Note Trustee or to us and the Senior Note Trustee by the holders of 33% or more in aggregate principal amount of the outstanding Senior Notes; and

•	certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving us. (Section 501)

We will be required to file with the Senior Note Trustee annually an officers’ certificate as to the existence or absence of default in performance of certain covenants in the Senior Note Indenture. (Section 1008) The Senior Note Indenture provides that the Senior Note Trustee may withhold notice to the holders of the Senior Notes of any default (except in payment of principal of (or premium, if any), or interest, if any, on, the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes) if the Senior Note Trustee in good faith determines that it is in the interest of the holders of the Senior Notes to do so. (Section 602) The Senior Note Indenture provides that, if an Event of Default due to the default in payment of principal of (or premium, if any) or interest on the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes, or due to the default in the performance or breach of any covenant or warranty in the Senior Note Indenture by us shall have happened and be continuing, either the Senior Note Trustee or the holders of 33% or more in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of all the Senior Notes to be due and payable immediately, but if we shall cure all defaults and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the Senior Notes. If an Event of Default due to certain events of bankruptcy, insolvency or reorganization has occurred and is continuing, the principal amount of all the Senior Notes shall be immediately due and payable, without any act of either the Senior Note Trustee or the holders. (Sections 502 and 513)

Subject to the provisions of the Senior Note Indenture relating to the duties of the Senior Note Trustee, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the holders of the Senior Notes, unless such holders shall have offered to the Senior Note Trustee reasonable indemnity. (Section 603)

Subject to such provision for indemnification, the holders of a majority in principal amount of the Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee with respect to the Senior Notes, provided, however, that if an Event of Default shall have occurred and be continuing with respect to less than all of the series of Senior Notes, the holders of a majority in aggregate principal amount of the Senior Notes of all such series, considered as one class, shall have the right to make such direction, and provided that the Senior Note Trustee shall have the right to decline to follow any such direction if the Senior Note Trustee shall determine that the action so directed conflicts with any law or the provisions of the Senior Note Indenture or if the Senior Note Trustee shall determine that such action would subject the Senior Note Trustee to personal liability or expense for which reasonable indemnity has not been provided. (Section 512)

Defeasance.    We, at our option, (a) will be Discharged from any and all obligations in respect of the Senior Notes (except for certain obligations to register the transfer or exchange of Senior Notes, replace destroyed, stolen, lost or mutilated Senior Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the Senior Note Indenture described under “—Consolidation, Merger, Conveyance, Sale or Transfer” and “—Limitation of Liens” or to certain covenants relating to corporate existence and maintenance of properties and insurance, in each case, if:

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We irrevocably deposit with the Senior Note Trustee, in trust, (a) money; or (b) in certain cases, U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money; or (c) a combination thereof, in each case sufficient to pay and discharge

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the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest, if any, on the outstanding Senior Notes on the dates such payments are due, in accordance with the terms of the Senior Notes, or to and including the redemption date irrevocably designated by us; and

–	any mandatory sinking fund payments applicable to the Senior Notes on the day on which payments are due and payable in accordance with the terms of the Senior Note Indenture and of the Senior Notes;

•	no Event of Default or event which with notice or lapse of time would become an Event of Default shall have occurred and be continuing on the date of such deposit;

•	we deliver to the Senior Note Trustee an opinion of counsel to the effect

–	that the holders of the Senior Notes will not recognize income, gain, loss or expense for Federal income tax purposes as a result of such deposit and defeasance of certain obligations;

–	that such provision would not cause any outstanding Senior Notes then listed on any national securities exchange to be delisted as a result thereof; and

–	that the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940; and

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we have delivered to the Senior Note Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Senior Note Indenture relating to the satisfaction and discharge of the Senior Notes have been complied with. (Sections 403 and 1009)

Discharged means, with respect to the Senior Notes of any series, the discharge of the entire indebtedness represented by, and obligations of ours under, the Senior Notes of such series and in the satisfaction of all the obligations of ours under the Senior Note Indenture relating to the Senior Notes of such series, except:

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the rights of holders of the Senior Notes of such series to receive, from the trust fund established pursuant to the Senior Note Indenture, payment of the principal of and interest and premium, if any, on the Senior Notes of such series when such payments are due;

•	our obligations with respect to the Senior Notes of such series with respect to registration, transfer, exchange and maintenance of a place of payment; and

•	the rights, powers, trusts, duties, protections and immunities of the Senior Note Trustee under the Senior Note Indenture. (Section 101)

U.S. Government Obligations means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of a holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 101)

Resignation or Removal of Senior Note Trustee.    The Senior Note Trustee may resign at any time upon written notice to us, and such resignation will take effect immediately upon the appointment of a successor Senior Note Trustee. (Sections 610 and 611)

The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the Senior Note Trustee and us and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes. In addition, under certain circumstances, we may remove the Senior Note Trustee upon notice to the Holder of each Senior Note outstanding and the Senior Note Trustee, and appointment of a successor Senior Note Trustee. (Section 610)

No Recourse Against Others.    The Senior Note Indenture provides that no recourse for the payment of the principal of or any premium or interest on any Senior Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours, contained in the Senior Note Indenture or in any supplemental indenture, or in any Senior Note, or because of the creation of any indebtedness represented thereby, will be had against any Trustee, incorporator, stockholder, officer or director, as such, past, present or future, of ours or any successor corporation, either directly or through us or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and in consideration for, the execution of the Senior Note Indenture and the issuance of the Senior Notes. (Section 114) Such waiver may not be effective to waive liabilities under the Federal securities laws and we understand that it is the view of the Commission that such a waiver is against public policy.

Concerning the Senior Note Trustee.    The Senior Note Trustee under the Senior Note Indenture or affiliates of the Senior Note Trustee, are also trustees under other indentures and trust agreements of affiliates of ours and registrar and transfer agent of our Common Shares. In addition, an affiliate of the Senior Note Trustee is a lending party to two of our system revolving credit facilities with total commitment amounts under each facility of approximately $34.9 million and $67.7 million.

THE CONNECTICUT LIGHT AND POWER COMPANY

The CL&P Bonds

General.    The following description sets forth certain general terms and provisions of the first and refunding mortgage bonds CL&P may issue under the CL&P Indenture (as defined below) (CL&P Bonds) to which any prospectus supplement may relate. The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the CL&P Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the Registration Statement of which this prospectus is a part. The particular terms of the CL&P Bonds offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the CL&P Bonds so offered, will be described therein. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

We will issue the CL&P Bonds in one or more series under our Indenture of Mortgage and Deed of Trust, between us and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the CL&P Bond Trustee), dated as of May 1, 1921, as amended and restated and supplemented and as it is to be further supplemented by one or more Supplemental Indentures, each of which would relate to one or more series of the CL&P Bonds. In this prospectus, we will refer to the Indenture of Mortgage and Deed of Trust, as amended and restated and supplemented, as the “CL&P Indenture” and we will refer to any Supplemental Indenture that will supplement the Indenture as a “Supplemental Indenture.”

Amendment and Restatement of the CL&P Indenture.    The CL&P Indenture was amended and restated substantially in its entirety on April 7, 2005. Certain provisions of such amendment (the B Provisions), however, require the consent of the holders of 100% in principal amount of all CL&P Bonds outstanding under the CL&P Indenture in order to become effective. The B Provisions will become effective automatically upon receipt of such requisite 100% consent. We have already obtained the required approval for the B Provisions from the Connecticut Department of Public Utility Control (DPUC).

Each holder of CL&P Bonds issued after 2003 (including any CL&P Bonds offered by any prospectus supplement and any CL&P Bonds offered by any future prospectus), solely by virtue of its acquisition of such CL&P Bonds, including as an owner of a book-entry interest therein, will have and be deemed to have consented, without the need for any further action or consent by such holder, to the B Provisions. We presently do not expect to receive the requisite 100% consent for the B Provisions, and therefore do not expect the B Provisions to become effective, until 2031, when the last two series of CL&P Bonds outstanding issued before 2004 mature.

Accordingly, presented below are summary descriptions of the CL&P Bonds and the CL&P Indenture—as now in effect and as they will be in effect following receipt of the requisite bondholder consent, when the B Provisions become effective.

THERE ARE MATERIAL DIFFERENCES BETWEEN THE CL&P INDENTURE AS NOW IN EFFECT AND AS IT WILL BE IN EFFECT WHEN THE B PROVISIONS BECOME EFFECTIVE, AND YOU ARE ADVISED TO CAREFULLY READ THE SUMMARIES BELOW TO UNDERSTAND THE IMPACT OF THE B PROVISIONS. THE SUMMARY DESCRIPTION OF THE PROVISIONS OF THE CL&P INDENTURE AND OF THE B PROVISIONS WHICH FOLLOWS DOES NOT PURPORT TO BE COMPLETE OR TO COVER ALL

OF THE PROVISIONS THEREOF. COPIES OF THE CL&P INDENTURE, INCLUDING THE B PROVISIONS, ARE AVAILABLE FROM US AND REFERENCE IS MADE TO THE CL&P INDENTURE, INCLUDING THE B PROVISIONS, FOR A COMPLETE STATEMENT OF THE APPLICABLE PROVISIONS. THE CL&P INDENTURE, INCLUDING THE B PROVISIONS, IS INCLUDED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

General Terms of the CL&P Bonds.    The prospectus supplement with respect to each series of CL&P Bonds will set forth the maturity date, interest rate, interest payment dates, record dates and other specific terms and provisions for such series.

The CL&P Bonds are to be issued only in the form of fully registered bonds without coupons in denominations of $1,000 or multiples thereof and may be presented for exchange for a like aggregate principal amount of the same series of CL&P Bonds of other authorized denominations and for transfer at the principal office of the CL&P Bond Trustee in New York City without payment in either case of any charge other than for any tax or other governmental charges required to be paid by us.

Security.    The CL&P Indenture constitutes a first mortgage lien (subject to liens permitted by the CL&P Indenture) on substantially all of our physical property and franchises, including our generating stations, if any are acquired in the future, and our transmission and distribution facilities. We currently do not own any generating stations. Subject to the provisions of the Federal Bankruptcy Code, the CL&P Indenture will also constitute a lien on after-acquired property, although in states other than Connecticut it may be necessary to comply with applicable recording requirements to perfect the lien on after-acquired property. The CL&P Indenture also permits after-acquired property to be subject to liens prior to that of the CL&P Indenture. The security afforded by the CL&P Indenture is for the equal and ratable protection of all our presently outstanding CL&P Bonds and any CL&P Bonds which may hereafter be issued under the CL&P Indenture.

The B Provisions would continue the existing first mortgage lien of the CL&P Indenture, but would expand both the types of property excepted from the lien and the types of permitted liens. We believe that these changes will not have a material effect on the security afforded by the mortgage lien on the property subject thereto. However, the B Provisions also would exclude any generating properties from the lien of the CL&P Indenture. Although this is not significant at present because we own no generating properties, if any such properties are acquired or constructed in the future, after effectiveness of the B Provisions, such properties would not be subject to the lien of the CL&P Indenture unless we chose to take such action.

Unlike the current provisions of the CL&P Indenture, the B Provisions would permit us to issue certain debt other than CL&P Bonds that would be secured by liens on the mortgaged property that are equal with or prior to the lien of the CL&P Indenture. We believe that this change will not have a material effect on the security provided by the CL&P Indenture, because we may only issue such equal or prior secured debt in an aggregate principal amount up to 3% of the sum of (1) the lesser of the depreciated cost or fair market value of our property then subject to the lien of the CL&P Indenture, plus (2) certain cash then on deposit with the CL&P Bond Trustee. This issuance requirement would not apply to our assumption of debt secured by a lien existing (or created concurrently) on property we acquire, and there would be no limit on the amount of equal or prior secured debt that we could so assume. However, the test for the issuance of additional CL&P Bonds, as described below under “—Issuance Test for New CL&P Bonds,” in effect, counts all outstanding equal or prior secured debt against our ability to issue additional CL&P Bonds.

Under certain limited circumstances, the lien of the CL&P Indenture on real property in Connecticut acquired by us after June 3, 1985 could be subordinated to a lien in favor of the State of Connecticut pursuant to a Connecticut law (Connecticut General Statutes Section 22a-452a) providing for such a lien for reimbursement for expenses incurred in containing, removing or mitigating hazardous waste. Although we presently own no property outside of Connecticut, if we acquire such property it is likely that comparable environmental lien subordination statutes would apply to any such property in other states.

Redemption Provisions.    Unless otherwise provided in the Supplemental Indenture under which a series of the CL&P Bonds is issued and the related prospectus supplement, each series of CL&P Bonds will be redeemable at our option as a whole or in part at any time upon at least 30 days’ prior written notice given by mail as provided in the CL&P Indenture at redemption prices (expressed in percentages of principal amount) that will be set forth in the Supplemental Indenture and the prospectus supplement with respect to such series, together in each case with accrued and unpaid interest to the redemption date.

Issuance Test for New CL&P Bonds.    The CL&P Indenture permits issuance of new CL&P Bonds under the CL&P Indenture in an unlimited amount so long as, after giving effect to such issue, the aggregate amount of all outstanding CL&P Bonds and “secured debt” (generally, debt secured by a lien equal with or prior to the lien of the CL&P Indenture) in each case outstanding on the issuance date, does not exceed 75% of the sum of (1) the lesser of the depreciated cost or fair market value of our property then subject to the lien of the CL&P Indenture and (2) certain cash then on deposit with the CL&P Bond Trustee in each case calculated as of the most recent balance sheet date.

Sinking and Improvement Fund.    The CL&P Indenture does not contain a sinking and improvement fund requirement.

Replacement Fund.    The CL&P Indenture does not contain a replacement fund requirement.

Withdrawal or Application of Cash.    Cash deposited with the CL&P Bond Trustee can be applied or withdrawn by us at any time so long as there is no default under the CL&P Indenture and so long as, after giving effect to such withdrawal, we could then issue at least $1.00 of additional CL&P Bonds under the test for the issuance of additional CL&P Bonds (described above under “Issuance Test for New CL&P Bonds”).

Release of Property.    Property may be released upon compliance with the same requirements applicable to the withdrawal of cash deposited with the CL&P Bond Trustee described above under “Withdrawal or Application of Cash.” The CL&P Indenture also permits dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the CL&P Bond Trustee. If we retain any interest in any property released from the lien of the CL&P Indenture, the CL&P Indenture will not constitute a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof.

The B Provisions would provide simplified procedures for the release of minor properties.

Dividend Restrictions.    The CL&P Indenture does not contain a dividend restriction.

Default.    The CL&P Indenture provides that the following events will constitute “events of default” thereunder: (i) failure to pay principal; (ii) failure for 90 days to pay interest; (iii) failure to perform any of the other CL&P Indenture covenants for 90 days after notice to us; (iv) certain events of bankruptcy, insolvency or receivership, and (v) any other event or occurrence specified as an “event of default” in the terms of a particular series of CL&P Bonds. The CL&P Indenture requires us to deliver to the CL&P Bond Trustee an annual officer’s certificate as to compliance with certain provisions of the CL&P Indenture.

The CL&P Indenture provides that, if any event of default exists, the holders of a majority in principal amount of the CL&P Bonds outstanding may, after tender to the CL&P Bond Trustee of indemnity satisfactory to it, direct the sale of the mortgaged property.

Modification of the CL&P Indenture.    The CL&P Indenture may be supplemented or amended to convey additional property, to state indebtedness of companies merged, to add further limitations to the CL&P Indenture, to evidence a successor company, or to make such provision in regard to questions arising under the CL&P Indenture as may be necessary or desirable and not inconsistent with its terms. The CL&P

Indenture may also be amended without bondholder consent if the changes do not adversely affect the interests of the holders of any series of CL&P Bonds in any material respect.

The CL&P Indenture also permits the modification, with the consent of holders of 66 2/3% of the CL&P Bonds affected, of any provision of the CL&P Indenture, except that (a) no such modification may effect a reduction of such percentage unless all bondholders consent, (b) no such modification may effect the creation of a lien equal with or prior to that of the CL&P Indenture unless all bondholders consent, (c) no bondholder who refuses to consent may be deprived of his security and (d) our obligations as to the maturities, payment of principal, interest or premium and other terms of payment may not be modified unless all affected bondholders consent.

The B Provisions would remove the 66 2/3% consent requirement and permit modifications with the consent of holders of a majority of the CL&P Bonds so affected, but generally retains the restrictions described in (a) and (d) of the preceding paragraph. Under the B Provisions, the restriction described in (b) of the preceding paragraph would become inapplicable because the B Provisions also would permit the creation of a lien equal with or prior to that of the CL&P Indenture (as described above in the third paragraph under “Security”). The B Provisions also generally retains the restriction described in (c) of the preceding paragraph, but would permit, without bondholder consent, modifications that release the lien of the CL&P Indenture on mortgaged property having an aggregate value not greater than 10% of the aggregate value of all mortgaged property at the time the B Provisions become effective.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

The PSNH Bonds

General.    The following description sets forth certain general terms and provisions of the first mortgage bonds PSNH may issue under the PSNH Indenture (as defined below) (PSNH Bonds) to which any prospectus supplement may relate. The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the PSNH Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the Registration Statement of which this prospectus is a part. The particular terms of the PSNH Bonds offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the PSNH Bonds so offered will be described therein. References to section numbers under this caption are references to the section numbers of the PSNH Indenture. Capitalized terms not defined herein have the meanings given to them in the PSNH Indenture. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

The PSNH Bonds will be issued under a first mortgage indenture dated as of August 15, 1978, as amended and supplemented (the PSNH Indenture), between us and Wachovia Bank, National Association, successor to First Union National Bank, as successor to First Fidelity Bank, as trustee (the PSNH Bond Trustee).

The PSNH Indenture provides that the PSNH Bonds will be issued in one or more series.

General Terms of the PSNH Bonds.    The PSNH Bonds may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of PSNH Bonds will specify:

•	the designation and aggregate principal amount of such PSNH Bonds;

•	the date or dates on which such PSNH Bonds will mature;

•	the interest rate or rates, or method of calculation of such rate or rates, on such PSNH Bonds, and the date from which such interest shall accrue;

•	the dates on which such interest will be payable or method by which such dates are to be determined;

•	the record dates for payments of interest;

•	any redemption or sinking fund terms;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, such PSNH Bonds may be repaid, in whole or in part, at our option;

•

the place or places, if any, in addition to or in the place of our office or the office of the PSNH Bond Trustee, where the principal of (and premium, if any) and interest, if any, on such PSNH Bonds shall be payable and where notices to PSNH shall be sent; and

•	other specific terms applicable to such PSNH Bonds.

Unless otherwise indicated in the applicable prospectus supplement, the PSNH Bonds will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

Security.    The PSNH Indenture constitutes a first mortgage lien (subject to liens permitted by the PSNH Indenture) on substantially all of our property and franchises, including its generating stations and its transmission and distribution facilities, subject to certain customary exceptions. Subject to the provisions of the Federal Bankruptcy Code, the PSNH Indenture also constitutes a lien on after-acquired property in New Hampshire, Maine and Vermont, except real property in Maine and Vermont acquired after the filing of the most recent supplemental indenture. The security afforded by the PSNH Indenture is for the equal and ratable protection of the PSNH Bonds of all series issued under the PSNH Indenture.

Under certain limited circumstances, the lien of the PSNH Indenture on our real property in New Hampshire, personal property located thereon and business revenues generated therefrom could be subordinated to a lien in favor of the State of New Hampshire pursuant to New Hampshire Revised Statutes Annotated 147-B:10-b, as amended, for expenses incurred in containing or removing hazardous waste or materials, and any necessary mitigation of damages with respect to hazardous waste or materials.

Further, the lien of the PSNH Indenture on our real property in Maine could be subordinated to a lien in favor of the State of Maine pursuant to Maine Revised Statutes Annotated, Title 38, Section 1371 for costs of abatement, cleanup or mitigation of hazardous substances.

The PSNH Indenture generally requires us to deposit with the PSNH Bond Trustee all proceeds from the sale or disposition of property except that we may dispose of property having an aggregate cost or fair value, whichever is less, of not more than $5 million in any year without depositing the proceeds thereof with the PSNH Bond Trustee.

Issuance of Additional PSNH Bonds—Basis for Issuance.    We may issue additional PSNH Bonds (in addition to certain refunding bonds and bonds issued against the deposit of an equal amount of cash) under the PSNH Indenture if, after giving effect to such issuance, certain limitations are met.

Additional PSNH Bonds may also be issued (i) to refund other bonds or certain prior lien obligations provided that if PSNH Bonds are to be issued to refund bonds or prior lien obligations more than one year after the maturity of such bonds or prior lien obligations, the PSNH Bonds so issued are subject to the aggregate limitation set forth above (§§ 4.2 and 4.3) and (ii) against the deposit of an equal amount of cash with the PSNH Bond Trustee (§ 4.6).

If cash is deposited with the PSNH Bond Trustee as a basis for the issue of PSNH Bonds, it may be withdrawn from time to time in an amount equal to 66 2/3% of available bondable property additions or equal to the aggregate principal amount of PSNH Bonds or refundable prior lien obligations that would otherwise be available to be made the basis of the issue of additional PSNH Bonds. Such cash may also be used to purchase or redeem bonds as PSNH may designate. (§ 4.6)

Issuance of Additional PSNH Bonds—Earnings Coverage.    Except for certain refunding bonds, we may not issue additional PSNH Bonds unless our net earnings, as defined and as computed without deducting income taxes or the amortization of the regulatory asset, for 12 consecutive calendar months during the period of 15 consecutive calendar months immediately preceding the first day of the month in which the application of the PSNH Bond Trustee for additional PSNH Bonds is made were at least twice our annual interest requirements. (§ 4.8)

Renewal and Replacement Fund.    On or before May 1 of each year, we will deliver to the PSNH Bond Trustee a maintenance certificate which shall be dated within thirty days of the date of delivery to the PSNH Bond Trustee. In case any maintenance certificate shows a Replacement Deficit, as hereinafter defined, we will, concurrently with the filing of such certificate, satisfy such Replacement Deficit, by depositing cash with the PSNH Bond Trustee, or by depositing with the PSNH Bond Trustee bonds or refundable prior lien obligations which would otherwise be available as a basis for the issue of additional PSNH Bonds or by specifying to the PSNH Bond Trustee bondable property additions. On our application to the PSNH Bond Trustee, any cash so deposited may be used to purchase or redeem first mortgage bonds. “Replacement Deficit” refers to the amount by which the aggregate amount expended by us for property additions since January 1, 1991 is less than the replacement fund requirement for the same period. The replacement fund requirement is computed on an annual basis and is equal for each year to 2.25% of the average of the amounts carried on our books as of May 16, 1991 for net depreciable property owned by us on such date, plus cumulative gross property additions thereafter which constitute part of the trust estate under the PSNH Indenture (excluding the regulatory asset and any other adjustments made prior to such date) at the beginning and end of the year. (§ 5.5)

Covenants.    The PSNH Indenture includes covenants which, among other things, restrict prior liens, require the maintenance of insurance coverage (subject to certain rights to self-insure) and require the recording and re-recording of the PSNH Indenture. (Article 5)

Withdrawal of Moneys Held by PSNH Bond Trustee.    Any moneys deposited with the PSNH Bond Trustee and any other monies held by the PSNH Bond Trustee as part of the trust estate shall be paid over from time to time by the PSNH Bond Trustee upon our application to or upon the order of our Treasurer or an Assistant Treasurer in an amount equal to 100% of bondable property additions or in an amount equal to the principal amount of PSNH Bonds or refundable prior lien obligations which would otherwise be available as a basis for the issue of additional PSNH Bonds. (§ 8.1)

Any moneys held by the PSNH Bond Trustee as part of the trust estate (other than moneys deposited in a sinking or improvement fund for the benefit of a particular series of PSNH Bonds) shall, at the election and in accordance with our request, be applied by the PSNH Bond Trustee (i) from time to time to the purchase of outstanding PSNH Bonds in the manner provided in the PSNH Indenture or (ii) to the payment at maturity of any PSNH Bonds issued and outstanding under the PSNH Indenture or (iii) in reduction of the amount then required to be deposited by PSNH with the PSNH Bond Trustee in connection with the redemption of PSNH Bonds issued and outstanding under the PSNH Indenture. (§ 8.2)

Events of Default.    The PSNH Indenture provides that the following events will constitute “events of default” thereunder: failure to pay principal; failure for 30 days to pay interest; failure to perform any of the other PSNH Indenture covenants for 90 days after notice to us; default under one or more prior lien obligations aggregating not less than $25 million (other than certain prior lien obligations deposited with the PSNH Bond Trustee); and certain events of bankruptcy, insolvency or receivership. (§ 10.1)

The PSNH Indenture provides that, if an event of default exists, the PSNH Bond Trustee may, and upon the written request of the holders of 25% or more in principal amount of the PSNH Bonds then outstanding, the PSNH Bond Trustee shall, declare the principal of all the PSNH Bonds then outstanding to be immediately due and payable and that upon the occurrence of certain events of bankruptcy, insolvency or receivership, the principal of all the PSNH Bonds then outstanding shall become due and payable without any action by the bondholders or the PSNH Bond Trustee, subject in each case to the right of holders of a majority in principal amount of PSNH Bonds then outstanding to disapprove, rescind or annul such declaration. (§ 10.1)

The PSNH Bond Trustee is required by the Trust Indenture Act of 1939, as amended, to give to the bondholders, by mail, notice of the happening of all defaults known to it within 90 days after the occurrence thereof. However, except in the case of a default resulting from the failure to make any payment of principal of or interest on the PSNH Bonds, or in the payment of any sinking or purchase fund installment, the PSNH Bond Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the PSNH Bond Trustee in good faith determine that the withholding of such notice is in the interests of the bondholders. The PSNH Bond Trustee is not required to give notice of any default which has been cured or waived.

Modification of the PSNH Indenture.    Without the consent of the bondholders, the PSNH Indenture may be supplemented or amended, among other things, to convey additional. property, to further add to our covenants and agreements, to evidence a successor to us, to correct any defective or ambiguous provision in the PSNH Indenture, to provide for the issue of PSNH Bonds of any series, to comply with the rules and regulations of any securities exchange on which any of the PSNH Bonds may be listed, to reflect accounting changes as appropriate to conform with generally accepted accounting principles, or to modify, amend, or supplement the PSNH Indenture or any indenture supplemental thereto in such a manner as to permit qualification under the Trust Indenture Act of 1939, as amended. (§ 15.1)

With the consent of the holders of not less than a majority in aggregate principal amount of the PSNH Bonds at the time outstanding (or in case one or more, but less than all, of the series of PSNH Bonds then outstanding would be materially adversely affected, with the consent of not less than a majority in aggregate principal amount of the PSNH Bonds of each series then outstanding which would be materially adversely affected by the action proposed to be taken), we may, from time to time and at any time, enter into an indenture or indentures supplemental to the PSNH Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of any supplemental indenture. However, no such supplemental indenture shall operate (i) to permit the extension of the time or times of payment of the principal of, or interest or premium, if any, on any of the PSNH Bonds or the reduction in the principal amount thereof or the rate of interest or the amount of premium thereon or otherwise affect the terms of payment of such principal or interest or premium, if any, on any of the PSNH Bonds, without the consent of the holder of each bond so affected, or (ii) to reduce the aforesaid percentage of PSNH Bonds, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all PSNH Bonds outstanding, or (iii) to permit the creation by us of any mortgage or pledge or lien in the nature thereof, ranking prior to or equal with the lien of the PSNH Indenture, and not otherwise permitted under the PSNH Indenture, on any material part of the trust estate without the consent of the holders of all PSNH Bonds outstanding, or (iv) to deprive the holder of any PSNH Bond outstanding of the lien of the PSNH Indenture on any material part of the trust estate without the express consent of the holder of each PSNH Bond affected thereby. (§ 15.2)

Concerning the PSNH Bond Trustee.    The PSNH Bond Trustee under the PSNH Indenture, and affiliates of the PSNH Bond Trustee, are also trustees under other indentures and trust agreements of affiliates of ours. In addition, the PSNH Bond Trustee is a lending party to two revolving credit facilities for Northeast Utilities companies with total commitment amounts under each facility of approximately $52.3 million and $41.8 million.

WESTERN MASSACHUSETTS ELECTRIC COMPANY

The WMECO Senior Notes

General.    The following description sets forth certain general terms and provisions of the senior unsecured notes WMECO may issue under the WMECO Indenture (as defined below) (WMECO Notes) to which any prospectus supplement may relate. The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the WMECO Note Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the Registration Statement of which this prospectus is a part. The particular terms of the WMECO Notes offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the WMECO Notes so offered will be described therein. References to section numbers under this caption are references to the section numbers of the WMECO Note Indenture. Capitalized terms not defined herein have the meanings given to them in the WMECO Note Indenture. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

The WMECO Notes will be issued under an indenture (the WMECO Note Indenture), between us and The Bank of New York, a New York banking corporation, as trustee (the WMECO Note Trustee) dated as of September 1, 2003, as amended and supplemented.

The WMECO Notes will be our senior unsecured debt securities and will rate equally with all of our other unsecured and unsubordinated debt. There is no requirement under the WMECO Note Indenture that future issues of our debt securities be issued under the WMECO Note Indenture, and we will be free to use other indentures or documentation, containing provisions different from those included in the WMECO Note Indenture or applicable to one or more issues of WMECO Notes, in connection with future issues of such other debt securities.

The WMECO Note Indenture does not limit the aggregate principal amount of the WMECO Notes that may be issued thereunder. The WMECO Note Indenture provides that the WMECO Notes will be issued in one or more series as notes or debentures. The WMECO Notes may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of WMECO Notes will specify:

•	the designation and aggregate principal amount of such WMECO Notes;

•	the date or dates on which such WMECO Notes will mature;

•	the interest rate or rates, or method of calculation of such rate or rates, on such WMECO Notes, and the date from which such interest shall accrue;

•	the dates on which such interest will be payable or method by which such dates are to be determined;

•	the record dates for payments of interest;

•	any redemption terms;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, such WMECO Notes may be repaid, in whole or in part, at our option;

•

the place or places, if any, in addition to or in the place of our office or the office of the Senior Note Trustee, where the principal of (and premium, if any) and interest, if any, on such WMECO Notes shall be payable and where notices to WMECO shall be sent; and

•	other specific terms applicable to such WMECO Notes. (Section 301)

Unless otherwise indicated in the applicable prospectus supplement, the WMECO Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof. (Section 301)

Unless otherwise indicated in the applicable prospectus supplement or as below described under “Limitation on Liens” and “Sale and Leaseback Transactions”, there are no provisions in the WMECO Note Indenture or the WMECO Notes that require us to redeem, or permit the holders of the WMECO Notes to cause a redemption of, the WMECO Notes or that otherwise protect the holders of the WMECO Notes in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of us.

Our ability to meet our obligations under the WMECO Notes is dependent on our earnings and cash flows. Unless otherwise specified in a prospectus supplement, the Supplemental Indentures will not limit the amount of indebtedness or preferred stock we may issue.

Registration, Transfer, Exchange and Form.    WMECO Notes of any series may be exchanged for other WMECO Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

Unless otherwise indicated in the applicable prospectus supplement, WMECO Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer) at the office or agency maintained for such purpose with respect to any series of WMECO Notes and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the WMECO Note Indenture. (Section 305)

In the event of any redemption of WMECO Notes of any series, we will not be required to exchange, or register the transfer of, any WMECO Notes of such series selected, called or being called for redemption except, in the case of any WMECO Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 305)

Paying Agents.    We will maintain an office or agency where WMECO Notes may be presented or surrendered for payment. We will give prompt written notice to the WMECO Note Trustee of the location, and any change in the location, of such office or agency. If at any time we shall fail to maintain any such required office or agency or shall fail to furnish the WMECO Note Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the WMECO Note Trustee, and, in such event, the WMECO Note Trustee shall act as our agent to receive all such presentations and surrenders. (Section 1002)

All monies paid by us to a paying agent for the payment of principal of, interest or premium, if any, on any WMECO Note which remains unclaimed at the end of two years after any such principal, interest or premium shall have become due and payable will be repaid to us at our request and the Holder of such WMECO Note will thereafter look only to us for payment thereof as an unsecured general creditor. (Section 1003)

Consolidation, Merger, Conveyance, Sale or Transfer.    Nothing contained in the WMECO Note Indenture prevents us from consolidating with or merging into another corporation or conveying, selling or otherwise transferring our properties and assets substantially as an entirety to any Person, provided that:

•

the corporation formed by such consolidation or into which we are merged or the Person which acquires by conveyance, sale or transfer our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes by an indenture supplemental thereto, executed and delivered to the Senior Note Trustee, in form satisfactory to the WMECO Note Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the WMECO Notes and the performance of every covenant of the WMECO Note Indenture on our part to be performed or observed; and

•

immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

We shall also be required to deliver to the WMECO Note Trustee certificates and opinions stating that such consolidation, merger, conveyance, sale or transfer comply with the WMECO Note Indenture and all relevant conditions precedent have been satisfied. (Section 801)

Limitation on Liens.    Nothing contained in the WMECO Note Indenture or in the WMECO Notes in any way restricts or prevents us from incurring any indebtedness; provided that if this covenant is made applicable to the WMECO Notes of any particular series, we will not issue, assume or guarantee (including any contingent obligation to purchase) or permit to exist any notes, bonds, debentures or other evidences of indebtedness for money borrowed (Debt) secured by a mortgage, lien, pledge, security interest or other encumbrance (Lien) upon any of our property, without effectively providing that the outstanding WMECO Notes of such series (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with the WMECO Notes of such series) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured (provided that for purposes of providing such equal and ratable security, the principal amount of outstanding WMECO Notes of any series will be such portion of the principal amount as may be specified in the terms of such series). This restriction will not, however, apply to:

•	Liens in existence on the date of the original issue of the WMECO Notes to which this restriction is made applicable;

•

Liens created solely for the purpose of securing Debt incurred to finance, refinance or refund the purchase price or cost (including the cost of construction) of property acquired after the date of the Senior Note Indenture (by purchase, construction or otherwise), or Liens in favor of guarantors of obligations or Debt representing, or incurred to finance, refinance or refund, such purchase price or cost, provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon and provided further that such Liens are created no later than 24 months after the purchase or construction;

•

Liens on any property or assets acquired from a corporation which is merged with or into us, which Liens are not created as a result of or in connection with or in anticipation of any such merger (unless such Liens were created to secure or provide for the payment of any part of the purchase price of such corporation);

•

Any Lien on any property or assets existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); or

•

Any extension, renewal or replacement of any Lien referred to in the foregoing clauses, provided that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, we may issue or assume Debt secured by Liens which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which does not at the time of issuance or assumption exceed 10% of the principal amount of the WMECO Notes then outstanding. (Section 1007)

Sale and Leaseback Transactions.    If this covenant is made applicable to the WMECO Notes of any series, we will not enter into any Sale and Leaseback Transaction unless either:

•

we would be entitled, pursuant to the “Limitation on Liens” covenant above, to create Debt secured by a Lien on the property to be leased back in an amount equal to the Attributable Value of such Sale and Leaseback Transaction without the WMECO Notes being effectively secured equally and ratably with (or prior to) that Debt; or

•

we, within 270 days after the sale or transfer of the relevant assets shall have been made, apply, in the case of a sale or transfer for cash, an amount equal to the net proceeds from the sale or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased (as determined by any two of our Directors) to:

•	the retirement of our long-term indebtedness ranking prior to or on a parity with the WMECO Notes or

•	the investment in any property used in the ordinary course of our business.

“Attributable Value” means, as to any particular lease under which we are at any time liable as lessee and at any date as of which the amount thereof is to be determined, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to the Sale and Leaseback Transaction or (ii) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

“Sale and Leaseback Transaction” means any transaction or series of related transactions relating to property now owned or hereafter acquired by us whereby we transfer the property to a person and we lease it from that person for a period, including renewals, in excess of 36 months. (Section 1012)

Modification of the WMECO Note Indenture.    The WMECO Note Indenture contains provisions permitting us and the WMECO Note Trustee, with the consent of the holders of a majority in principal amount of the outstanding WMECO Notes, of all series affected by the modification (voting as one class), to modify the WMECO Note Indenture or any supplemental indenture or the rights of the holders of the WMECO Notes of such series; provided that no such modification shall without the consent of the holders of each outstanding WMECO Note affected thereby:

•	change the date upon which the principal of or the interest on any WMECO Note is due and payable;

•	reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

•	change any place of payment where, or the currency in which, any WMECO Note or any premium or the interest thereon is ayable;

•	impair the right to institute suit for the enforcement of any payment on or after the date such payment is due (or, in the case of redemption, on or after the date fixed for such redemption);

•

reduce the aforesaid percentage of WMECO Notes, the consent of the holders of which is required for any modification of the applicable supplemental indenture or for waiver by the holders of certain of their rights; or

•	modify certain provisions of the WMECO Note Indenture. (Section 902)

The WMECO Note Indenture also contains provisions permitting us and the WMECO Note Trustee to amend the WMECO Note Indenture in certain circumstances without the consent of the holders of any WMECO Notes to evidence the succession of another person to us, the replacement of the WMECO Note Trustee and for certain other purposes, including to cure any ambiguity or defect, or correct any inconsistency, in the WMECO Note Indenture, or to add or change any other provisions with respect to matters or questions arising under the WMECO Note Indenture or the WMECO Notes, provided such changes or additions shall not adversely affect the interests of the holders of any series of the WMECO Notes in any material respect, or involve a change requiring the consent of the holders of the WMECO Notes described in the preceding paragraph. (Section 901)

Events of Default.    An Event of Default with respect to the WMECO Notes is defined in the WMECO Note Indenture as being:

•	failure to pay any interest on the WMECO Notes and continuance of such failure for 30 days;

•

failure to pay the principal (or premium, if any), including the payment of principal (or premium, if any) when due pursuant to any redemption provision of the WMECO Notes and continuance of such failure for three days;

•	failure to pay any sinking fund installment, if any, pursuant to the terms of the WMECO Notes, and continuance of such failure for a period of three days;

•

default in the performance, or breach, of any covenant or warranty of ours in the WMECO Note Indenture (other than certain covenants or warranties a default in whose performance or whose breach is specifically dealt with elsewhere in the WMECO Note Indenture or which has been expressly included in the WMECO Note Indenture solely for the benefit of any series of WMECO Notes other than that series) and continuance of such default or breach for a period of 90 days after written notice is given to us by the WMECO Note Trustee or to us and the WMECO Note Trustee by the holders of 33% or more in aggregate principal amount of the outstanding WMECO Notes; and

•	certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving us. (Section 501)

We will be required to file with the WMECO Note Trustee annually an officers’ certificate as to the existence or absence of default in performance of certain covenants in the WMECO Note Indenture. (Section 1008) The WMECO Note Indenture provides that the WMECO Note Trustee may withhold notice to the holders of the WMECO Notes of any default (except in payment of principal of (or premium, if any), or interest, if any, on, the WMECO Notes or in the payment of any sinking fund installment with respect to the WMECO Notes) if the WMECO Note Trustee in good faith determines that it is in the interest of the holders of the WMECO Notes to do so. (Section 602) The WMECO Note Indenture provides that, if an Event of Default due to the default in payment of principal of (or premium, if any) or interest on the WMECO Notes or in the payment of any sinking fund installment with respect to the WMECO Notes, or due to the default in the performance or breach of any covenant or warranty in the WMECO Note Indenture by us shall have happened and be continuing, either the WMECO Note Trustee or the holders of 33% or more in aggregate principal amount of the outstanding WMECO Notes may declare the principal amount of all the WMECO Notes to be due and payable immediately, but if we shall cure all defaults and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the WMECO Notes. If an Event of Default due to certain events of bankruptcy, insolvency or reorganization has occurred and is continuing, the principal amount of all the WMECO Notes shall be immediately due and payable, without any act of either the WMECO Note Trustee or the holders. (Sections 502 and 513)

Subject to the provisions of the WMECO Note Indenture relating to the duties of the WMECO Note Trustee, the WMECO Note Trustee will be under no obligation to exercise any of its rights or powers under the WMECO Note Indenture at the request or direction of any of the holders of the WMECO Notes, unless such holders shall have offered to the WMECO Note Trustee reasonable indemnity. (Section 603)

Subject to such provision for indemnification, the holders of a majority in principal amount of the WMECO Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the WMECO Note Trustee, or exercising any trust or power conferred on the WMECO Note Trustee with respect to the WMECO Notes, provided, however, that if an Event of Default shall have occurred and be continuing with respect to less than all of the series of WMECO Notes, the holders of a majority in aggregate principal amount of the WMECO Notes of all such series, considered as one class, shall have the right to make such direction, and provided that the WMECO Note Trustee shall have the right to decline to follow any such direction if the WMECO Note Trustee shall determine that the action so directed conflicts with any law or the provisions of the WMECO Note Indenture or if the WMECO Note Trustee shall determine that such action would subject the WMECO Note Trustee to personal liability or expense for which reasonable indemnity has not been provided. (Section 512)

Defeasance.    We, at our option, (a) will be Discharged from any and all obligations in respect of the WMECO Notes (except for certain obligations to register the transfer or exchange of WMECO Notes, replace destroyed, stolen, lost or mutilated WMECO Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the WMECO Note Indenture described under “—Consolidation, Merger, Conveyance, Sale or Transfer” and “—Limitation of Liens” or to certain covenants relating to corporate existence and maintenance of properties and insurance, in each case, if:

•	We irrevocably deposit with the WMECO Note Trustee, in trust, (a) money or (b) in certain cases,

•	U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money; or

•	a combination thereof, in each case sufficient to pay and discharge

•

the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest, if any, on the outstanding WMECO Notes on the dates such payments are due, in accordance with the terms of the WMECO Notes, or to and including the redemption date irrevocably designated by us

•	no Event of Default or event which with notice or lapse of time would become an Event of Default shall have occurred and be continuing on the date of such deposit;

•	we deliver to the WMECO Note Trustee an opinion of counsel to the effect

•

that the holders of the WMECO Notes will not recognize income, gain, loss or expense for Federal income tax purposes as a result of such deposit and defeasance of certain obligations; this condition, however, shall not apply if (i) WMECO shall have irrevocably designated a Redemption Date, (ii) such Redemption Date is no more than 60 days after the date of the deposit referred to above and (iii) we comply with the remaining conditions; and

•	that the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940; and

•

we have delivered to the WMECO Note Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the WMECO Note Indenture relating to the satisfaction and discharge of the WMECO Notes have been complied with. (Sections 403 and 1009)

Discharged means, with respect to the WMECO Notes of any series, the discharge of the entire indebtedness represented by, and obligations of ours under, the WMECO Notes of such series and in the satisfaction of all the obligations of ours under the WMECO Note Indenture relating to the WMECO Notes of such series, except:

•

the rights of holders of the WMECO Notes of such series to receive, from the trust fund established pursuant to the WMECO Note Indenture, payment of the principal of and interest and premium, if any, on the WMECO Notes of such series when such payments are due;

•	our obligations with respect to the WMECO Notes of such series with respect to registration, transfer, exchange and maintenance of a place of payment; and

•	the rights, powers, trusts, duties, protections and immunities of the Senior Note Trustee under the WMECO Note Indenture. (Section 101)

U.S. Government Obligations means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of a holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 101)

Resignation or Removal of Senior Note Trustee.    The WMECO Note Trustee may resign at any time upon written notice to us, and such resignation will take effect immediately upon the appointment of a successor WMECO Note Trustee. (Sections 610 and 611)

The WMECO Note Trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the WMECO Note Trustee and us and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding WMECO Notes. In addition, under certain circumstances, we may remove the WMECO Note Trustee upon notice to the Holder of each WMECO Note outstanding and the WMECO Note Trustee, and appointment of a successor WMECO Note Trustee. (Section 610)

No Recourse Against Others.    The WMECO Note Indenture provides that no recourse for the payment of the principal of or any premium or interest on any WMECO Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours, contained in the WMECO Note Indenture or in any supplemental indenture, or in any WMECO Note, or because of the creation of any indebtedness represented thereby, will be had against any trustee, incorporator, stockholder, officer or director, as such, past, present or future, of ours or any successor corporation, either directly or through us or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and in consideration for, the execution of the WMECO Note Indenture and the issuance of the WMECO Notes. (Section 114) Such waiver may not be effective to waive liabilities under the Federal securities laws and we understand that it is the view of the Commission that such a waiver is against public policy.

Concerning the Senior Note Trustee.    The WMECO Note Trustee under the WMECO Indenture, and affiliates of the WMECO Note Trustee, are also trustees under other indentures and trust agreements of affiliates of ours. In addition, the WMECO Note Trustee is a lending party to two of our system revolving credit facilities with total commitment amounts under each facility of approximately $34.9 million and $67.7 million.

BOOK ENTRY SYSTEM

The Depository Trust Company (DTC) will act as securities depository for all the securities being registered by this Registration Statement (the Securities). The Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Security certificate (Global Certificate) will be issued for each issue of the Securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue. Certificated securities will not be exchangeable for Global Certificates and, except under the circumstances described below, the Global Certificates will not be exchangeable for certificated securities.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-US. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (Direct Participants) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-US. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-US. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC’s records. The ownership interest of each actual purchaser of each Security (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.

To facilitate subsequent transfers, all Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, Beneficial Owners of Securities may wish to ascertain that the nominee holding the Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners, in the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the Securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the securities issuer (Issuer) as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Issuer or Agent on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, Agent, or Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Issuer or Agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its Securities purchased or tendered, through its Participant, to Tender/Remarketing Agent, and shall effect delivery of such Securities by causing the Direct Participant to transfer the Participant’s interest in the Securities, on DTC’s records, to Tender/Remarketing Agent. The requirement for physical delivery of Securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered Securities to Tender/Remarketing Agent’s DTC account.

DTC may discontinue providing its services as securities depository with respect to the Securities at any time by giving reasonable notice to Issuer or Agent. Under such circumstances, in the event that a successor securities depository is not obtained, Security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

LEGAL OPINIONS

Unless otherwise noted in the applicable prospectus supplement, legal opinions relating to the validity of the securities will be given by Jeffrey C. Miller, Assistant General Counsel of Northeast Utilities Service Company, a service company affiliate of ours.

EXPERTS

The consolidated financial statements, the related consolidated financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Northeast Utilities’ Annual Report on Form 10-K for the year ended

December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include an explanatory paragraph regarding Northeast Utilities’ ongoing divestiture activities, a reduction to income tax expense, and the adoption of Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans), (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related consolidated financial statement schedules incorporated in this prospectus by reference from The Connecticut Light and Power Company, Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion on the financial statements and financial statement schedules and include an explanatory paragraph regarding a reduction in income tax expense and the adoption of Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related consolidated financial statement schedules incorporated in this prospectus by reference from Public Service Company of New Hampshire and Western Massachusetts Electric Company Annual Reports on Forms 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express unqualified opinions and include explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.